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CENTESSA PHARMACEUTICALS PLC
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Registered number: 12973576

CENTESSA PHARMACEUTICALS PLC PARENT
COMPANY FINANCIAL STATEMENTS FOR THE YEAR
ENDED 31 DECEMBER 2024

ANNUAL REPORT AND FINANCIAL STATEMENTS

INTRODUCTION AND CONTENTS

Centessa Pharmaceuticals PLC (the “Company”, or the “Parent Company”) is a public limited company incorporated under the laws of England and Wales with American Depositary Shares (“ADS’s”) (which are each represented by an underlying ordinary share on a 1:1 basis) listed on the NASDAQ Global Select Market and traded under the symbol “CNTA”.

To meet US securities law reporting requirements, the Company is required to file an annual report on Form 10-K with the United States Securities and Exchange Commission (the “SEC”), which includes the audited consolidated financial statements of the Company and its subsidiaries (the “Group”) prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). To meet UK statutory requirements for being a quoted company under the UK Companies Act 2006 (the “Companies Act”), the Company is required to file Consolidated financial statements.

The contents of this Annual Report are as follows:

This “Annual Report”, as mentioned throughout these UK financial documents, is comprised of the reports listed above and the Annual Report on Form 10-K (the “Form 10-K”) filed with the SEC on 24 March 2025. For the purposes of this Annual Report, the exhibits to the Form 10-K are not incorporated by reference.

COMPANY INFORMATION

Directors	Francesco De Rubertis (Non-Executive Director)
Dr Arjun Goyal (Non-Executive Director)
Mary Lynne Hedley (Non-Executive Director)
Samarth Kulkarni (Non-Executive Director)
Dr Saurabh Saha (Executive Director)
Carol Stuckley (Non-Executive Director)
Dr Brett Zbar (Non-Executive Director)
Mathias Hukkelhoven (Non-Executive Director)

Former Directors	There were no resignations in the period.

Secretary	Iqbal Hussain

Registered number	12973576

Registered office	3rd Floor, 1 Ashley Road
Altrincham
Cheshire
WA14 2DT
United Kingdom

Independent auditors	KPMG LLP
2 Forbury Place
33 Forbury Road
Reading
RG1 3AD
United Kingdom

A LETTER FROM OUR CEO

Dear Stockholders

Centessa is proud to be at the forefront of developing orexin receptor 2 (OX2R) agonists, a groundbreaking new drug class with the potential to transform the standard of care for patients across multiple therapeutic areas. Over the past years, our team’s drug development techniques have enabled a growing pipeline of novel, potential best-in-class OX2R agonists aimed at restoring normative wakefulness for individuals living with excessive daytime sleepiness (EDS) in neurological, neurodegenerative and neuropsychiatric disorders, and potentially addressing other key symptoms such as impaired attention, cognitive deficits and fatigue.

Our most advanced OX2R agonist, ORX750, is progressing in the Phase 2a CRYSTAL-1 study for the treatment of narcolepsy type 1 (NT1), narcolepsy type 2 (NT2) and idiopathic hypersomnia (IH), with data expected across all three indications this year. Data from the Phase 1 study of ORX750 showed compelling activity in acutely sleep-deprived healthy volunteers at low doses with a favorable initial safety and tolerability profile. Based on the strength of these data, we believe ORX750 has the potential to be best-in-class and to enable the full range of doses required to meet the needs of patients living with NT1, NT2 and IH. We look forward to sharing data this year and expect the Phase 2a study to enable dose selection for future registrational studies of ORX750.

In addition to the transformational potential of ORX750 for individuals living with sleep-wake disorders, we see tremendous opportunity with our follow-up OX2R agonists that are being advanced for the treatment of EDS, impaired attention, cognitive deficits and fatigue in neurological, neurodegenerative and neuropsychiatric disorders. ORX142 is progressing in IND-enabling studies, and subject to IND clearance, we expect to initiate clinical development and share clinical data in acutely sleep-deprived healthy volunteers this year. We are also pleased to have ORX489, our most potent OX2R agonist to date based on preclinical data, in IND-enabling studies.

With this ongoing momentum across our pipeline, we expect 2025 to be an exciting, data-rich year for Centessa, bringing us closer to our goal of delivering potential transformative treatment options to patients in need.

I would like to express my gratitude to our team for their work and relentless dedication to our mission. We remain deeply committed to keeping patients at the center of all that we do. There is much work ahead and I am confident that we are well-positioned to continue to drive long-term value for the benefit of all our stakeholders.

Thank you for your support and trust in our company.

Sincerely,

Saurabh Saha, M.D., Ph.D.
Board Member and Chief Executive Officer

STRATEGIC REPORT

All references in this Annual Report to “CENTESSA”, the “Company”, the “Group”, “we,” “us” and “our” refer to Centessa Pharmaceuticals PLC and its subsidiaries. The directors present their UK Statutory Strategic Report on the Group and the audited financial statements for the year ended 31 December 2024. The comparative period covers the period from 1 January 2023 to 31 December 2023.

Principal Activities

We are a clinical-stage pharmaceutical company with a mission to discover, develop and ultimately deliver medicines that are transformational for patients. We are pioneering a new class of potential therapies within our orexin receptor 2 (OX2R) agonist program for the treatment of excessive daytime sleepiness (EDS), impaired attention, cognitive deficits and fatigue across neurological, neurodegenerative and neuropsychiatric disorders. We also have an early-stage immuno-oncology program focused on our novel LockBody® technology platform.

OX2R Agonist Program

ORX750 for the Treatment of Narcolepsy Type 1 (NT1), Narcolepsy Type 2 (NT2) and Idiopathic Hypersomnia (IH)

Our most advanced OX2R agonist candidate is ORX750, a novel, investigational, orally administered, highly potent and selective OX2R agonist currently in a Phase 2a study of participants with NT1, NT2 and IH. In May 2024, we announced the initiation of a Phase 1 first-in-human (FIH) clinical study of ORX750 in healthy volunteers. In April 2025, data from the Phase 1 study of ORX750 were presented in a poster session at the American Academy of Neurology (AAN) Annual Meeting. As of December 5, 2024, the most recent data cutoff date, the Phase 1 data showed ORX750 significantly increased wakefulness in acutely sleep-deprived healthy volunteers compared to placebo at all doses tested, with a clear dose response. More specifically, in the 2.5 mg (n=8), 3.5 mg (n=10) and 5.0 mg (n=8) dose cohorts, ORX750 was shown to restore normative wakefulness with mean sleep latencies (MSL) >30 minutes (out of a score of 40 minutes) as measured by the Maintenance of Wakefulness Test (MWT); the 5.0 mg dose cohort achieved an MSL of 38 minutes, compared to 15 minutes for placebo. A favorable safety and tolerability profile was observed with all treatment-emergent adverse events (AEs) being transient with none leading to treatment discontinuation. There were no cases of hepatotoxicity or visual disturbances observed. Additionally, there were no clinically significant treatment-emergent changes in hepatic and renal parameters, vital signs or ECG parameters. These data also showed linear pharmacokinetics (PK) with a profile that supports the use of ORX750 as a once-daily oral dosing regimen with rapid absorption. The Phase 1 study of ORX750 remains open. The Company believes these data support ORX750’s profile as a potential best-in-class OX2R agonist for the treatment of NT1, NT2 and IH, with first-in-class potential in NT2 and IH. Data from this study have enabled dose selection for the Phase 2a CRYSTAL-1 study of ORX750 in participants with NT1, NT2, and IH.

In November 2024, we announced that we initiated the Phase 2a CRYSTAL-1 clinical study of ORX750. CRYSTAL-1 is a randomized, double-blind, placebo-controlled, cross-over basket study to evaluate the safety, tolerability,and PK of ORX750 in participants with NT1, NT2, and IH. There are separate cohorts for each indication. Initial dosing is 1.0 mg for NT1 and 2.0 mg for NT2 and IH with sequential dose escalation/de-escalation between cohorts. Each dosing cohort consists of a 6-week treatment duration with a crossover study design. During the 6 weeks of treatment, each participant will be randomized to one of two blinded treatment sequences and receive a total of 4 weeks of treatment with ORX750 and 2 weeks of treatment with placebo. Efficacy assessments will evaluate the effect of ORX750 on excessive daytime sleepiness (using the MWT and Epworth Sleepiness Scale (ESS)), cataplexy (NT1participants only), and overall symptom improvement (measured by Narcolepsy Severity Scale (NSS) and Idiopathic Hypersomnia Severity Scale (IHSS)). Other exploratory assessments include measures of sleep, cognition, attention,memory, and general health. We expect the Phase 2a study to generate clinical data for all three indications in 2025 and enable dose selection for future pivotal studies.

ORX142 for the Treatment of Neurological and Neurodegenerative Disorders

ORX142 is our second OX2R agonist development candidate. ORX142 is being advanced for the treatment of neurological and neurodegenerative disorders, as well as other potential symptoms including impaired attention, cognitive deficits, and fatigue. In September 2024, preclinical data for ORX142 were presented in a poster presentation at the 27th Congress of the European Sleep Research Society (Sleep Europe 2024). The preclinical data showed ORX142 promoted wakefulness at very low doses in non-human primates. We are focused on rapidly advancing ORX142 through IND-enabling studies, obtaining IND clearance and initiating clinical development with the goal of sharing clinical data in acutely sleep-deprived healthy volunteers in 2025.

ORX489 for the Treatment of Neuropsychiatric Disorders

In November 2024, we announced ORX489 as our third OX2R agonist development candidate. ORX489 is our most potent OX2R agonist to date based on preclinical studies and is in IND-enabling activities for the treatment of neuropsychiatric disorders.

OX2R Agonist Pipeline

Our earlier OX2R agonist pipeline includes additional OX2R agonists as well as research efforts on differentiated pharmacology associated with the activation of the orexin system.

LockBody Technology Platform Program Update

Leveraging our proprietary LockBody technology, we are pioneering a novel approach that is designed to selectively drive potent effector function activity, such as CD3, into the tumor micro environment (“TME”) while avoiding systemic toxicity. Our LockBody technology platform is intended to allow for the development of LockBody constructs (a “LockBody”). A LockBody is designed to be a conditionally-active antibody drug with the potential to engage powerful immune pathways in diseased tissue, but not in non-diseased tissue or the periphery, where the drug’s action is often unwanted.

During the first quarter of 2025, we discontinued the clinical development of LB101, a conditionally tetravalent PD-L1xCD47 bispecific monoclonal antibody, and first generation LockBody candidate. This was a strategic decision based on the totality of clinical data to date from the Phase 1/2a first-in-human (FIH) dose escalation study of LB101 in participants with advanced solid tumors. A preliminary analysis of Phase 1 data showed LB101 was generally well-tolerated at doses comparable to the therapeutic dose of approved PD-L1 antibodies with no observations of anti-CD47 induced anemia or thrombocytopenia. These data were consistent with preclinical data that demonstrated the ability of the LockBody technology to ‘lock’ effector function until the LockBody construct reaches a tumor. Although the LB101 Phase 1 results did not support further development of CD47 as a target effector, we continue to evaluate the LockBody platform for its potential to deliver potent effectors into the TME while avoiding systemic toxicity. Data from the Phase 1 study are informing ongoing preclinical work focused on identifying new targets and effectors.

Genmab LockBody Technology License

In February 2025, we announced a license agreement providing Genmab A/S (“Genmab”) access to our LockBody technology platform to research products against up to three targets during a multi-year research period, with option to take exclusive commercial licenses for worldwide development and commercialization of products against each selected target. Genmab will be conducting all research and development activities under the agreement.

Our team

We are led by a management team with both subject matter expertise and extensive R&D experience from leading biotech and pharmaceutical companies. In addition, our program teams are comprised of both inventors of our assets and renowned leaders in their respective fields. Our extensive knowledge of both our assets and drug development informs our decision-making to advance the science and clinical path to demonstrate pharmacological activity and proof-of-concept, with the goal of achieving an efficient timeframe and cost-effective development.

Our approach

We have a track record of making judicious capital and resource allocation decisions for discovery and development efforts across our portfolio, and expeditiously evaluating and terminating programs when the data do not support advancement. Consistent with this approach and as part of ongoing portfolio management, in November 2024, we announced the discontinuation of the global clinical development of SerpinPC, a novel inhibitor of activated protein C that was being evaluated for the treatment of hemophilia B. This action was driven by the Company’s decision to prioritize capital toward the development of its OX2R agonist program and the outcome of a planned interim analysis of Part 1 of the PRESent-2 study of SerpinPC. Within the interim analysis, SerpinPC was observed to have a favorable safety and tolerability profile; however, the Company determined that additional time and investment would be required to further develop SerpinPC with a more competitive profile for the treatment of hemophilia B in light of the evolving treatment and market landscape for hemophilia B, including the recent FDA approval of a competing product. More recently, during the first quarter of 2025, we discontinued clinical development of LB101, a conditionally tetravalent PD-L1xCD47 bispecific monoclonal antibody, and first generation LockBody candidate. This was a strategic decision based on the totality of clinical data to date from the Phase 1/2a first-in-human (FIH) dose escalation study of LB101 in participants with advanced solid tumors.

Where the requirements of the strategic report in accordance with the Companies Act have been met in the Form 10-K, details of this have been provided in the table below and referenced to the Form 10-K accordingly. Additional requirements which are not met by the Form 10-K have been disclosed separately at the end of the Statutory Strategic Report. The Form 10-K is attached in Appendix 1, and forms part of this report by cross reference.

Required item in the Strategic Report	Company Response and where information can be found in the Annual Report on Form 10-K, if applicable
A fair review of the company’s business, including use of key performance indicators

Part I, Item 1: Business; Overview - p.8

Part II, Item 7: Management Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) - under the subheadings of:

Overview – p.111

Results of operations – p.114

Liquidity and capital resources – Sources of liquidity and cash flow – p.116

A description of the principal risks and uncertainties facing the company	Part I, Item 1A: Risk Factors – p.39
Information about the company’s employees and other non-financial information

Part I, Item 1: Employees and Human Capital – p.38

Part I, Item 1A: Risks Factors; Risks Related to our Reliance on Third Parties – discussed under the topic “If our third-party manufacturers use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages” – p.66.

Part I, Item 1A: Risks Factors; Risks Related to our Business and Industry – discussed under the topic “If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect of the success of our business.” – p.84.

Description of the company’s strategy and business model	Part I, Item 1: Business; Overview – p.8 Part I, Item 1: Business; Our Strategy – p.8
Main trends and factors likely to affect the future development, performance and position of the company’s business

Part I, Item 1A: Risk Factors – p.39

Part I, Item 1: Business; Overview – p.8

Part II, Item 7: Management Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”) - under the subheadings of:

Overview – p.111

Results of operations – p.114

Liquidity and capital resources – p.116

Risk management objectives and policies of the entity	Part I, Item 1A: Risk Factors; Risks Related to our Business and Industry – p.82

Other information required within the Strategic Report which is not included in the Form 10-K

Key Performance Indicators (“KPIs”):

Given the Group’s operational inception in January 2021 and the focus of the business, KPI’s for the Group are centered on operational execution and effective cash management.

The directors and management review the Group’s total liquidity position and cash burn as part of the management of overall liquidity, cash runway and capital requirements.

At 31 December 2024, the Group’s total liquidity position was $482.2M (2023: $256.6M) and the directors expect its existing cash and cash equivalents and short-term investments will be sufficient to fund the Group’s operations into 2027 without drawing on the remaining available tranches under the Oxford Finance refinancing agreement.

Corporate Governance Report (Section 172(1), Companies Act 2006 Statement)

The directors of Centessa, and all directors of the Group’s UK subsidiaries must act in accordance with a set of general duties including (but not limited to) a duty to act in a way that they consider, in good faith, would most likely promote the success of the Company for the benefit of its members as a whole and in doing so must have regard (amongst other matters) to the following matters set out in sub-paragraphs (a) to (f) of Section 172 of the Companies Act:

•The likely consequences of any decision in the long term

•The interests of the company’s employees

•The need to foster the company’s business relationships with suppliers, customers and others

•The impact of the company’s operations on the community and the environment

•The desirability of the company maintaining a reputation for high standards of business conduct

•The need to act fairly as between members of the company

Section 172(1) Companies Act Requirements	Company Response and where information can be found in the Annual Report on Form 10-K, or elsewhere in this Annual Report, if applicable.
the likely consequences of any decisions in the long term	See Part I, Item 1: Business; Overview section of 10-K – p.8 the interest of the company’s employees

Diversity and inclusion are important to the Group’s growth strategy and align with the Group’s values of integrity and equality. Appointments within the Group are made on merit according to a balance of skills and experience. Whilst acknowledging the benefits of diversity, individual appointments are made irrespective of personal characteristics such as race, disability, gender, sexual orientation, religion or age.

	A breakdown of employment statistics as of 31 December 2024 is as follows:

	Position	Male	Female	Total
	Company Executive Director*	1	—	1
	Executive Officers **	4	2	6
	All other Employees	30	32	62
	Total Employees	35	34	69
	Non-Executive Directors	5	2	7
	Total Employees and Non-Executive Directors	40	36	76

	*Chief Executive Officer
	** Excluding CEO

	A breakdown of employment statistics as of 31 December 2023 is as follows:

	Position	Male	Female	Total
	Company Executive Director*	1	—	1
	Executive Officers**	4	2	6
	All other Employees	35	30	65
	Total Employees	40	32	72
	Non-Executive Directors	5	2	7
	Total Employees and Non-Executive Directors	45	34	79

	*Chief Executive Officer
	**Excluding CEO

Section 172(1) Companies Act Requirements	Company Response and where information can be found in the Annual Report on Form 10-K, or elsewhere in this Annual Report, if applicable.

The Board and Company management have a good relationship with the Group’s employees. The Board maintains constructive dialogue with employees through the Company’s Executive Leadership. Additionally, the Group conducts monthly town hall meetings for all of the Group’s employees to communicate important developments and provide a forum for exchange of questions and answers. The Group holds extended Leadership Team meetings to inform and collect feedback from senior managers from time to time. The CEO holds periodic ‘coffee chats which employees are encouraged to attend and which provide an informal, small group setting for employees to engage with the Group’s CEO. Other officers also hold periodic ‘coffee chats’ with employees on a rotational basis offering additional engagement opportunities between officers and employees. There is a comprehensive on-boarding program for new hires to meet members of the Executive Leadership and human resources teams.

Appropriate remuneration and incentive schemes are maintained to align employees’ objectives with those of the Group, which offer a mix of fixed and variable incentives inclusive of equity. The Group also offers private medical and death-in-service/life insurance coverage to employees along with disability (supplemental wage) insurance coverage, as applicable.

The Board and the Company aim to attract and retain employees and encourage development of the individual in an inclusive environment where employees from all backgrounds can thrive. The Company aims to keep our people engaged as the Company continues to develop, by encouraging open communication and sharing strategic developments and decisions, including the basis for those decisions and seeking feedback from the team. The Group conducted training regarding key Company policies and initiatives during 2024.

the need to foster the company’s business relationships with suppliers, customers and others

Centessa’s aim is to build honest, respectful and reliable relationships and arrangements with our suppliers and business partners, inspiring confidence and collaboration. Our business model creates value through partnerships and relationships with various key collaborators, and we evaluate these relationships taking into account the feedback received in our on-going discussions. We aim to build clear and reliable supply arrangements with our contract manufacturers for clinical product supply, in particular with an emphasis on quality, especially in relation to a clinical environment.

the impact of the company’s operations on the community and environment

Our communities comprise those with whom the Group does business and more broadly the wider society whose lives the Group aims to positively impact with its technologies.

•The Board receives regular updates from the CEO, and senior management on the impact of our research & development efforts across science and society

•The Board receives regular updates on operational matters from senior management on good business practices

Environmental Matters

The Group’s activities have a minimal environmental impact and the Group seeks to take positive steps to reduce its carbon footprint where possible. During the period the Group operated largely on a virtual basis. For a discussion on the carbon emissions for the Group please see the section entitled “Carbon emissions” in the Directors’ Report.

Social and Human Rights Matters

The Group does not, at present, have a specific policy on human rights. However, we have several policies that promote the principles of human rights. We will respect the human rights of all our employees, including:

•the provision of a safe, clean working environment;

•ensuring employees are free from discrimination and coercion;

•not using child or forced labour; and

•respecting the rights of privacy and protecting the access and use of employee personal information.

Section 172(1) Companies Act Requirements	Company Response and where information can be found in the Annual Report on Form 10-K, or elsewhere in this Annual Report, if applicable.
the desirability of the company maintaining a reputation for high standards of business conduct and;

Centessa is a company founded on strong ethical principles, with positive societal impact as a core value. The Board sets high standards for the Company’s employees, officers and Directors. Implicit in this philosophy is the importance of sound corporate governance. The Group has established a Code of Business Conduct and Ethics (the “Code”), which is posted in the Corporate Governance section of the Group’s website and includes mechanisms for reporting suspected violations of the Code and other policies and procedures of the Company. The Company’s employees, officers and Directors must review the Code periodically and are required to comply with its terms. Additionally, the Group has in place an Insider Trading Policy and Foreign Corrupt Practices Act, Bribery Act and Anti-Corruption Policy.

the need to act fairly between members of the company

The Board endeavors to maintain good relationships with its shareholders and treat them equally. The Board values good relations with the Company’s shareholders and understands the importance of effectively communicating the Company’s operational and financial performance as well as its future strategy. The Company’s website provides financial information as well as historical news releases and matters relating to corporate governance. Annual and quarterly results are communicated via press releases, and are filed with the SEC, as are certain operational and regulatory press releases. Shareholders may also attend the Annual General Meeting where they can discuss matters with the Board.

The directors of the Company are mindful of their duties and obligations under section 172 of the Companies Act when making decisions.

This report was approved by the Board of Directors on 23 May 2025 and is signed on behalf of the Board of Directors by:

Saurabh Saha, M.D, Ph.D.

Board Member and Chief Executive Officer

23 May 2025

DIRECTORS’ REPORT

The directors present their report and the audited financial statements of the Company for the year ended 31 December 2024. The comparative period covers the period from 1 January 2023 to 31 December 2023.

Where the requirements of the Directors’ Report in accordance with the Companies Act have been met in the Form 10-K, details of this have been provided in the table below and referenced to the Form 10-K accordingly.

Additional requirements which are not met by the Form 10-K have been disclosed separately at the end of the Directors’ Report. The Form 10-K is attached in Appendix 1, and forms part of this report by cross reference.

Required item in the Directors’ Report	Company Response and where information can be found in the Annual Report on Form 10-K, or elsewhere in this Annual Report, if applicable.
Principle activities of the group and indication of likely future developments of the company’s business

Part I, Item 1A: Risk Factors – p.39 Part I, Item 1: Business; Overview - p.8

Part II, Item 7: Management Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”) - under the subheadings of:

Results of operations – p.114

Liquidity and capital resources – p.116

Research and development

Part II, Item 7: Management Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”) under the subheadings of:

Components of results of operations – Research and development expenses – p.112

Results of operations – Research and development expenses – p.114

Post balance sheet events	Part II, Item 8: Note 11 - Subsequent Event - p.150
The financial risk management objectives and policies of the entity	Part I, Item 1A: Risk Factors – “Risks Related to our Financial Position, Need for Additional Capital and Growth Strategy” – p.43
Credit and liquidity risk

Part II, Item 8: Note 1 Organization and description of business – Risks and Liquidity – p.128

Part II, Item 7: Management Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”) - under the subheading Liquidity and Capital Resources – p.116

Indemnity provisions

Part II, Item 13: Certain Relationships and Related Transactions, and Director Independence - under the subheading Indemnification Agreements – p.171 with the form of indemnity provided shown in Part II, Item 15: Exhibit 10.6

Other information required within the Directors’ Report which is not included in the Form 10-K.

Directors

The directors who served at any time during the year were as follows:

Francesco De Rubertis, Ph.D

Arjun Goyal M.D., M.Phil, M.B.A

Mary Lynne Hedley, Ph.D

Samarth Kulkarni, Ph.D

Saurabh Saha, M.D., Ph.D

Carol Stuckley, M.B.A.

Brett Zbar, M.D.

Mathias Hukkelhoven, Ph.D

Capital structure

The group’s share capital is comprised of one class of ordinary shares of £0.002 each and the shares are listed on the NASDAQ Global Select Market under the symbol “CNTA”. At 31 December 2024, 132,718,451 shares were in issue (2023: 99,084,879). The shares carry no rights to fixed income and each share carries the right to one vote at general meetings. All shares are fully paid. For further details, refer to note 9 of the notes to the financial statements.

The group’s debt to equity ratio at 31 December 2024 is 0.17 (2023: 0.25). The Company is financed primarily through share issues and the associated share premium, which totals 766,485,000 as at 31 December 2024. (2023: $401,774,000). In addition, on 30 December 2024 the Company entered into a Loan and Security Agreement with Oxford Finance LLC of $110,000,000 and as of 31 December 2024 the Note Purchase Agreement of $75,000,000 with Oberland Capital Management, LLC was repaid in full. See Part II, Item 8: Note 5 (Debt) on the Company’s 10-K for additional information.

Going concern

The directors have assessed the going concern. Refer to Part II, Item 8: Note 1 Organization and Description of Business in the Company’s 10-K for additional information.

Greenhouse gas and Carbon emissions

The Companies Act 2006 (Strategic Report and Directors’ Reports) Regulations 2013 require quoted companies to report on the greenhouse gas (GHG) emissions for which they are responsible. For clarity, Scope 1 emissions are direct emissions produced by the burning of fuels. Scope 2 emissions are indirect emissions related to the generation of the electricity consumed and purchased by Centessa. Scope 3 emissions are indirect emissions produced by Centessa activity, these emissions are not owned or controlled by the Company.

The Company is required to measure and report its greenhouse gas emissions. We are a company with a small number of employees. We have limited serviced offices and we currently outsource much of our research, development and testing activities.

For the year ended 31 December 2024, our emissions were as follows:

Scope	kWh	tCO2 e	Total Emissions(%)
Scope 1	0	0	0
Scope 2	79,635	19.52	100
Scope 3	0	0	0
Total	79,635	19.52	100
Intensity Ratio		0.25

The Company believes its Scope 3 emissions are negligible.

Intensity Ratio: total greenhouse gas emissions per employee on the basis of an average FTE number of 78 employees during the year ended 31 December 2024.

By geography:

Country	kWh	tCO2 e	Total Emissions(%)
UK	0	0	0
US	79,635	19.52	100
Total	79,635	19.52	100

Since Centessa’s energy consumption is solely from its corporate office in Boston, the company has implemented the following energy efficiency measures:

1 Renewable Energy Procurement: Increased procurement of electricity from renewable energy providers where possible.

2. Office Efficiency Improvements: Adopted automated lighting controls, energy-efficient office equipment, and workplace policies to reduce unnecessary power usage.

3. Hybrid Work Policy: Maintained flexible working arrangements, reducing office energy demand.

4. Cloud-Based IT Solutions: Migrated key IT systems to energy-efficient cloud data centers with lower carbon footprints.

As a biopharmaceutical company with a low operational carbon footprint, Centessa remains committed to reducing its environmental impact.

Centessa has no UK-based energy consumption, and its UK Scope 1 and Scope 2 emissions are reported as zero.

Political donations and expenditure

The Group did not make any political donations or incur any political expenditure (including in respect of any non-UK political party) in the financial period being reported on (2023: nil).

Dividend

The Company did not pay any dividend in the financial year being reported on (2023: nil) and has no intentions to pay dividends in the near future.

Disclosure of information to auditors

In accordance with Section 418 of the Companies Act, each director who held office at the date of approval of this directors’ report confirms that, so far as they are each aware, there is no relevant audit information of which the Company’s auditors are unaware; and each director has taken all the steps that ought to have been taken as a director in order to make him or herself aware of any relevant audit information and to establish that the Company’s auditors are aware of that information.

Independent auditor

The Group’s auditor, KPMG LLP, has indicated their willingness to continue in office. KPMG has been the Group’s auditors beginning in the period ended 31 December 2021. KPMG operates procedures to safeguard against the possibility of their objectivity and independence being compromised. This includes the use of quality review partners, consultation with internal compliance teams and the carrying out of an annual independence procedure within their firm. The audit partner changes every five years. The amount charged by the external auditors for the provision of services during the period under audit is set above. The Committee assesses the performance of the auditors and is comfortable that KPMG has operated effectively and a resolution to reappoint the firm as auditors will be put to shareholders at the Company’s Annual General Meeting (“AGM”).

This report was approved by the Board of Directors on 23 May 2025 and is signed on behalf of the Board of Directors by:

Saurabh Saha, M.D., Ph.D.

Board Member and Chief Executive Officer

23 May 2025

CENTESSA PHARMACEUTICALS PLC DIRECTORS’ REMUNERATION REPORT

ANNUAL STATEMENT FROM THE CHAIR OF THE COMPENSATION COMMITTEE

Dear Shareholder,

As the Chair of the Compensation Committee (the “Committee”), I am pleased to present, on behalf of the board of directors (the “Board”) of Centessa Pharmaceuticals PLC (the “Company” or “Centessa”), the Directors’ Remuneration Report for the period ended 31 December 2024 (the “Remuneration Report”).

The Company’s Remuneration Report will be subject to an advisory vote, and the Directors’ Remuneration Policy (the “Remuneration Policy”) will be subject to a binding vote at the forthcoming Annual General Meeting on 20 June 2025 (the “AGM”). If approved, it is intended that the Remuneration Policy will take effect from the date of approval and apply for a maximum period of three years (or until a revised policy is approved by shareholders).

Introduction

2024 was a year in which the Company achieved key milestones across its potential best-in-class orexin receptor 2 (OX2R) agonist franchise.

The Company’s progress in 2024 included positive data from its Phase 1 study of ORX750, the Company’s most advanced OX2R agonist, that support its best-in-class potential in narcolepsy type 1 (NT1), narcolepsy type 2 (NT2), and idiopathic hypersomnia (IH), which represent three high value markets with significant unmet patient need. Based on these data,the Company rapidly advanced ORX750 to a Phase 2a study in patients with NT1, NT2 and IH in late 2024 and is focused on executing the ORX750 Phase 2a CRYSTAL-1 study which is on track with data expected in 2025. In parallel to ORX750, the Company is advancing follow-up OX2R agonists for the treatment of neurological, neurodegenerative and neuropsychiatric disorders with ORX142 and ORX489 progressing in IND-enabling studies.As a result, the Company made a number of important additional hires in 2024 with deep experience in neuroscience to support the continued development of its orexin franchise including SVP, Development Operations, and in January 2025, hired a new Chief Medical officer. The Company plans to continue to add additional talent in 2025.

Besides attracting key talent, it was critical for the Company to be able to retain, appropriately incentivise and develop high caliber talent. In order to enable the Company to achieve this, we continued to evaluate and establish a broad range of remuneration programs and policies designed to attract, incentivise and retain a high caliber team to enable the Company to deliver on the Company’s core objectives and deliver value to shareholders.

The Company has also continued to prioritize its pipeline consistent with its commitment to manage its resources with timely data, science-driven decisions, and judicial capital allocation. Accordingly, in November 2024, the Company announced its decision to discontinue the global clinical development of SerpinPC, a novel inhibitor of activated protein C that was being evaluated for the treatment of hemophilia B. This action was driven by the Company’s decision to prioritize capital toward the development of its OX2R agonist program and the outcome of a planned interim analysis of Part 1 of the PRESent-2 study of SerpinPC. Within the interim analysis, SerpinPC was observed to have a favorable safety and tolerability profile; however, the Company determined that additional time and investment would be required to further develop SerpinPC with a more competitive profile for the treatment of hemophilia B in light of the evolving treatment and market landscape for hemophilia B, including the recent FDA approval of a competing product. This resulted in a number of employees being terminated or redeployed depending on transferability of skills and needs within other Company programs. During 2024, the Committee reviewed the Directors’ remuneration policy which was approved at the Company’s 2022 Annual General Meeting (“Existing Remuneration Policy”) to consider whether it remains appropriate and continues to support the delivery of the Company’s strategy. We are confident that, with certain minor changes, this is the case. As such, the proposed Remuneration Policy has not substantially changed from the Existing Remuneration Policy approved in 2022. The focus of the minor changes made is to ensure the Remuneration Policy remains sufficiently flexible for the future. We believe that the proposed Remuneration Policy overall provides sufficient flexibility to support our current and future needs and continues to provide an appropriate framework to meet our objectives to establish a broad range of remuneration programs and policies, that both compensate and incentivise directors and senior executives to deliver growth in a long-term and sustainable manner.

Shareholders will be invited to approve the new Remuneration Policy, which will be subject to a binding Shareholder vote, at the 2025 AGM. If approved, the Remuneration Policy would be effective from 20 June 2025, and will remain in force until the Company’s Annual General Meeting in 2028 with no requirement to vote again on the Remuneration Policy in the intervening years provided that no substantive changes are proposed.

As we move into 2025 and beyond, the Committee’s role will continue to be to ensure that directors and senior executives are appropriately compensated and incentivised to deliver value in a long-term and sustainable manner to shareholders. The Committee will seek to accomplish this by ensuring remuneration programs are grounded in market practice, appropriately balance fixed and variable components of remuneration, are effective at driving proper executive behaviour, and clearly link pay and performance. Key considerations guiding our Remuneration Policy are discussed further on within the Directors’ Remuneration Report.

Pay for Performance

We continue to believe that a significant portion of remuneration of our Executive Directors should be based on achieving objectives designed to create inherent value in the Company, and ultimately on achieving value creation for our shareholders. In line with this belief, the compensation of our Executive Director includes both short and long-term incentives based on strategic goals. On the same basis, our Non-Executive Directors receive equity incentives designed to reward long-term value creation for our shareholders.

The Global Marketplace for Talent

Centessa is a global clinical-stage pharmaceutical company with operations in the United States (“US”), the United Kingdom and Europe. Given that our Chief Executive Officer (“CEO”) (currently our sole Executive Director) and most Non-Executive Directors continue to be US-based and that the market for experienced directors and pharmaceutical executive talent, particularly in the US, is very competitive, the Committee references the US market as the leading indicator for remuneration levels and practices. Doing so will help attract and retain directors and motivate the superior executive talent needed to successfully manage the Company’s complex global operations. Being consistent in this market view of the US as the primary benchmark for remuneration practices for our Executive and Non-Executive Directors is key for the Company as it builds its global operations in a manner designed to deliver sustainable long-term shareholder value.

It can be difficult for Centessa, as a global company with operations in various global regions, to have remuneration arrangements that satisfy all local requirements and market demands. As the Company is a UK public limited company, in taking any actions, the Committee is mindful of the general UK compensation framework, including investor bodies’ guidance, and the UK Corporate Governance Code, and has considered these when determining the remuneration programs and policies where it believes they best serve the long-term interests of shareholders.

Remuneration Program Highlights

During the period, we undertook a number of activities to establish a broad range of remuneration programs and policies to appropriately position the Company as a global pharmaceutical company, including:

•Awarded the Executive Director and Non-Executive Directors, and other employees and certain key consultants market value share options under the equity incentive plan;

•Awarded certain employees grants under the equity incentive plan in the form of restricted stock units;

•Considered, reviewed and approved the objectives for the annual bonus for the financial period; and

•Assessed performance for the financial period and recommended to the Board the level of bonus to be paid to the Executive Director, as discussed below.

2024 Bonus Outcome

The CEO was eligible to receive a target bonus of 60% of his salary for 2024. In 2024, the goals for the CEO’s annual bonus included: advancement of individual clinical program development goals, advancement of preclinical programs, people and culture goals and certain finance goals. The Committee, at its discretion, awarded a bonus payout at 135% of target based on performance and achievement of objectives. The Committee is satisfied that the overall bonus outcome is appropriate.

Conclusion

The Committee believes the proposals put forth in this report will properly motivate our directors to deliver sustainable shareholder value over the long-term and do so in a responsible manner.

I hope that you find the information in this report helpful and I look forward to your support at the Company’s AGM.

Yours sincerely,

Brett Zbar

Chair of the Compensation Committee

6 May 2025

DIRECTORS’ REMUNERATION POLICY

This part of the Directors’ Remuneration Report sets out the Company’s Directors’ Remuneration Policy (the “Remuneration Policy”) and has been prepared in accordance with the Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013, the Companies (Miscellaneous Reporting) Regulations 2018, and the Companies Directors’ Remuneration Policy and Directors’ Remuneration Report Regulations 2019. The Remuneration Policy will be put to shareholders in a binding vote at the Company’s annual general meeting on 20 June 2025. Assuming the Remuneration Policy is approved, it will take effect from the date of approval and is intended to apply for a period of three years from that date (or until a revised policy is approved by shareholders).

There are no significant differences between the Existing Remuneration Policy approved in 2022 and the proposed Remuneration Policy. The full Existing Remuneration Policy in the form approved can be found in the Annual Report and Financial Statements for the Year Ended 31 December 2021.

Key considerations when determining the Policy

The Committee designed the Policy with a number of specific objectives in mind. The Policy should serve to:

•ensure the attraction and retention of key management personnel;

•ensure the motivation of management to achieve the Company’s corporate goals and strategies;

•be competitive against appropriate market benchmarks (being predominantly the US biotech sector) and have a strong link to performance, providing the ability to earn above-market rewards for strong performance;

•create a corporate culture that promotes high levels of integrity, teamwork and ethics;

•promote the adoption of good governance practice while mitigating against potential reputational or behavioural risks and avoiding overpaying for talent; and

•ensure the alignment of the interests of management with the long-term interests of the Company’s shareholders.

In determining compensation policies and practices, the Committee follows a robust process taking into account the views of relevant stakeholders, whilst ensuring that any conflicts of interest are suitably managed.

Remuneration Policy Table

The table in the following pages sets out, for each element of pay, a summary of how remuneration is structured and how it serves the Company’s strategy.

Policy for Executive Directors

Component	Purpose and link to strategy	Operation	Maximum opportunity	Performance measures
Salary

Designed to attract and retain high-caliber talent to deliver the Company’s strategy.

Reflects the responsibilities of the role as well as the individual’s skills, experience and performance.

Designed to provide an appropriate level of fixed income to avoid any over-reliance on variable pay elements that could indirectly encourage excessive risk taking.

The Committee reviews salaries at appropriate intervals, normally annually, and makes recommendations to the Board. Changes approved by the Board are generally effective from 1 January each year.

Salaries are set taking into account a number of factors including but not limited to:

•scope and responsibilities of the role;

•salary increases awarded to the overall employee population;

*skills and experience of the relevant individual;

*individual and company performance;

• market;

•competitiveness assessed by periodic benchmarking;

•general economic and market conditions;

•changes in the size and complexity of the Company; and

•the underlying rate of inflation.

To the extent that salary is set in USD but paid to a UK-based Executive Director, it will be converted and paid in GBP pursuant to the terms of the applicable service agreement (as amended and/or superseded from time to time).

There is no prescribed formulaic maximum salary or salary increase but any increases will take into account prevailing market and economic conditions and the approach to employee pay throughout the Company.

In assessing base salaries, the Committee takes into account market data, but does not target a specific percentile when setting pay levels, rather considers it as one factor along with several others including those set out under the “Operation” column.

Base salary increases for Executive Directors are awarded at the discretion of the Board upon the recommendations of the Committee; however, salary increases will normally be no greater than the general increase awarded to the wider workforce, in percentage of salary terms unless the salary is meaningfully below peers or below market salary.

In addition, a higher increase may be made where an individual had been appointed to a new role at below- market salary while gaining experience. Subsequent demonstration of strong performance may result in a salary increase that is higher than that awarded to the wider workforce.

While no formal performance conditions apply, an individual’s performance in their role is taken into account in determining any salary increase.

Component	Purpose and link to strategy	Operation	Maximum opportunity	Performance measures
Benefits	Designed to support Executive Directors in carrying out their duties and contribute to retention and recruitment.

The Company aims to offer benefits that are in line with market practice.

The main benefits currently provided include private health insurance, disability insurance, and death in service.

The Company may offer relocation allowances or assistance. Expatriate benefits may be offered where relevant including fees for tax advice associated with completion of international tax returns and, if relevant, any gross-up for tax.

Travel, accommodation and any reasonable business-related expenses (including tax thereon) may be reimbursed.

Executive Directors may become eligible for other benefits in future where the Committee and/or the Board deems it appropriate. Where additional benefits are introduced for the wider workforce, Executive Directors may participate on broadly similar terms.

			Not applicable.	Not applicable.
Pension	The Company aims to provide a contribution towards life in retirement.

Executive Directors are eligible to receive employer contributions to the Company’s Group Personal Pension Scheme or 401k plan, as applicable, or a salary supplement in lieu of pension benefits, or a mixture of both.

			Up to 6% of compensation per annum or such contribution required by legislation aligned to the wider workforce. Company contributions to employee pension plans may be limited by tax regulations.	Not applicable.

Component	Purpose and link to strategy	Operation	Maximum opportunity	Performance measures
Annual Performance bonus	Designed to incentivise and reward for performance in the relevant year against targets and objectives linked to the delivery of the Company’s strategy.

The annual performance bonus is subject to the achievement of targets and objectives which are agreed between the Executive Directors and the Board (following recommendations from the Committee) at the start of each financial year.

The full amount of any performance bonus earned, which will be determined by the Committee following the end of the performance period, will ordinarily be paid in cash.

Payment of performance bonuses is conditional on the Executive Directors being in employment (and not having served notice of termination) as of the date of payment of the bonus. No deferral period applies to bonuses.

The maximum target bonus opportunity for Executive Directors is 100% of base salary, with a maximum bonus payout opportunity of up to two times the target opportunity.

For the Chief Executive Officer, the annual performance bonus target is currently 60% of base salary, (55% in 2023).

Performance is normally measured over the financial year. Performance measures and targets, including the weighting of such measures, are determined by the Board each year (following recommendations from the Committee) taking into account the strategic priorities of the business and shareholder value.

The annual performance bonus will typically be subject to corporate objectives, which may be operational, financial or strategic in nature and/or personal objectives.

The Board has discretion to amend the formulaic bonus outcome (up or down) should it not reflect the Board’s assessment of overall Company performance, taking into account factors it considers relevant. This will help ensure that payments reflect overall Company performance during the period

Component	Purpose and link to strategy	Operation	Maximum opportunity	Performance measures
Long-term Incentive Plan

Designed to incentivise the successful execution of the business strategy over the longer term and provide long-term retention. Facilitates share ownership to provide further alignment of the interests of Executive Directors with those of shareholders.

Under the Amended and Restated 2021 Stock Option and Incentive Plan (the “Plan”), the Committee may grant equity-based (or cash-based) awards to the Executive Directors. Grants to Executive Directors require Board approval (following recommendations from the Committee).

Awards may be granted in the form of restricted share units, options, share appreciation rights or other share- based awards. The Committee will determine the type of equity award, if any, to be granted to Executive Directors, which may include a combination of different awards.

The Committee will determine the specific terms and conditions which govern that award, including:

•the vesting period

•the exercise period (if relevant)

•the exercise price (if relevant)

•whether any performance conditions will apply and if so, the performance targets

•any other conditions and restrictions as it may determine

In respect of any option granted, the exercise period will not exceed ten years from the date of grant. Awards will typically be granted annually, although may also be granted more or less frequently.

Awards to new joiners are typically subject to vesting over a four-year period, with 25% of the award vesting on the first anniversary of the grant, and the remainder vesting in 36 equal monthly instalments thereafter.

Annual awards typically vest in equal monthly instalments over 48 months. The Committee has discretion to adopt different vesting terms.

No deferral or holding period applies to the shares acquired on the exercise of awards.

There is no defined maximum opportunity under the Plans.

However, the Committee will generally work within the benchmarking guidelines provided by its compensation consultants to determine a market appropriate opportunity.

Awards are granted with an exercise price no less than the fair market value of the shares on the date of grant. Accordingly, such awards will only have value to the extent the Company’s share price increases following the date of grant. Performance conditions may apply to award vesting. The Committee may amend, relax or waive performance conditions if it considers that they have become unfair or impractical. This will help ensure that vesting reflects overall Company performance during the period.

Component	Purpose and link to strategy	Operation	Maximum opportunity	Performance measures
Share ownership guidelines	To promote Executive Directors share ownership and to align Executive Directors to the interests of shareholders during employment

The Executive Directors will be required to build over a five-year period from appointment as an Executive Director and maintain a shareholding in the Company equivalent to 200% of base salary. In the event an Executive Director fails to meet or to show sustained progress toward meeting the ownership requirement, the Committee may determine to reduce future long- term incentive grants and/or require the Executive Director to retain all shares obtained through the vesting or exercise of equity or option grants.

			Not applicable	Not applicable
Employee Share Purchase Plan	To increase alignment between employees and shareholders in a tax efficient manner and to promote share ownership.	Executive Directors will be eligible to participate in any all-employee share purchase plan operated by the Company on the same terms as other eligible employees.	Consistent with prevailing tax limits at the time.	Not applicable

Policy for Chair and Non-Executive Directors

Component	Purpose and link to strategy	Operation	Maximum opportunity	Performance measures
Fees and benefits

Designed to attract and retain high-calibre Non- Executive Directors who have a broad range of skills and experience to provide independent judgement on issues of strategy, performance, resources and standards of conduct.

Fees for Non-Executive Directors are reviewed by the Committee for onward recommendation to the Board and are based on market data and peer group comparisons as well as the underlying rate of inflation.

An annual base fee is paid to all Non- Executive Directors, with additional fees paid for:

•service as the Non-Executive Chair of the Board

•chairing a Committee of the Board

•membership of a Committee of the Board

The Chair’s fee is reviewed annually by the Committee (without the Chair present).

Additional fees may be paid to reflect additional responsibilities or roles, as appropriate.

When reviewing fee levels, account is taken of market movements in fee levels, Board committee responsibilities, ongoing time commitments and the general economic environment.

In exceptional circumstances, if there is a temporary yet material increase in the time commitments for Non- Executive Directors, the Board may pay additional fees to recognise that additional workload.

Non-Executive Director fees are generally denominated and paid in USD but may be denominated and/or paid in GBP, USD, or a combination depending on the personal situation of each Non-Executive Director. Any currency conversions are calculated in accordance with the applicable Company procedure from time to time.

Non-Executive Director fees in respect of those Non-Executive Directors who are appointed by an investor (or group of investors) may be paid to those investor(s) on behalf of the relevant Non-Executive Director.

The Company will reimburse all reasonable out-of-pocket expenses in attending meetings of the Board of Director or any committee.

Non-Executive Directors do not participate in any Company sponsored benefit programs.

The maximum total compensation (inclusive of fees and equity compensation) to a Non-Executive Director shall be $1,000,000 in any year.

When reviewing fee levels, account is taken of the responsibilities of the role and expected time commitment as well as appropriate market data and peer group comparisons, as well as the underlying rate of inflation.

Actual fee levels are disclosed in the Annual Remuneration Report for the relevant financial year.

Not applicable.

Component	Purpose and link to strategy	Operation	Maximum opportunity	Performance measures
Equity awards

Designed to attract and retain Non-Executive Directors with the required skills and experience to support the growth of the Company.

This aligns the interests of Non-Executive Directors with those of shareholders.

Non-Executive Directors may be granted equity awards upon their first appointment or election to the Board (the “Initial Grant”). This Initial Grant will normally vest over a three year period in 36 equal monthly instalments, subject generally to continued service. Vesting of the Initial Grant shall cease if the director resigns as a director or otherwise ceases to serve as a director.

A further grant of equity awards will be made annually to each Non-Executive Director who will continue in their role following the annual general meeting (the “Annual Grant”). This Annual Grant will normally vest in full, subject to continued service, on the earlier of (i) the first anniversary of grant, or (ii) the next annual general meeting. Vesting of the Annual Grant shall cease if the director resigns from as a director or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant the continuation of vesting.

If a new Non-Executive Director joins the Board following the date of grant of the Annual Grant in any financial year, such Non-Executive Director will be granted a pro rata portion of the next Annual Grant, based on the time between his or her appointment and the date of such Annual Grant.

If any equity award takes the form of a share option, such share option shall have a per share exercise price equal to the fair market value of the Company’s securities on the date of grant.

No performance conditions will apply to equity awards granted to Non-Executive Directors.

The maximum total compensation (inclusive of fees and equity compensation) to a Non-Executive Director shall be $1,000,000 in any year.

The Committee will set the actual grant levels taking into account any factors it deems relevant including, but not limited to, the responsibilities of the role and expected time commitment as well as appropriate market data and peer group comparisons.

Actual grant levels are disclosed in the Annual Remuneration Report for the relevant financial year.

Not applicable.

Notes to the Remuneration Policy Table

Legacy arrangements

For the duration of the Remuneration Policy, the Company will honour any commitments made in respect of current or former directors before the date on which either: (a) the Remuneration Policy becomes effective; or (b) an individual becomes a director, even when not consistent with the Remuneration Policy set out in this report or prevailing at the time such commitment is fulfilled. For the avoidance of doubt, all outstanding historic equity awards that were granted in connection with, or prior to, listing on NASDAQ and/or under the Plans remain eligible to vest based on their original or modified terms.

Payments may be made in respect of existing awards under the Plans and the Committee may exercise any discretions available to it in connection with such awards in accordance with the rules of the Plans and relevant award documentation. Certain options granted under the Plans vest in full on a change of control in accordance with the terms of the grant agreements.

Explanation of performance measures

The Committee determines performance measures that are appropriately challenging and linked to the delivery of the Company’s core strategic objectives. For the annual performance bonus, the Committee reviews and sets performance measures and targets at the start of each year based on the key strategic priorities and objectives of the business at that time.

Measures may be based on a range of operational, financial and qualitative performance objectives for the particular financial year.

The targets for the bonus scheme for the forthcoming year will be set out in general terms, subject to limitations with regards to commercial sensitivity. The full details of the targets will be disclosed when they are in the public domain and are no longer considered commercially sensitive.

Stock option awards made to Directors do not currently carry performance conditions. It is considered that the exercise price of options (which is set at the fair market value on issuance), vesting and, where relevant, exercise period provides alignment to the long-term success of the business. The Committee may determine that performance conditions apply to future awards. If this were to be the case, performance conditions would be determined by the Committee to support the Company’s long-term strategy and sustainable value creation.

The Committee may vary or substitute any performance measure if an event occurs which causes it to determine that it would be appropriate to do so (including to take account of acquisitions or divestments, a change in strategy or a change in prevailing market conditions), provided that any such variation or substitution is fair and reasonable and, in the opinion of the Committee, the change would not make the measure less demanding than the original measure would have been but for the event in question. If the Committee were to make such a variation, an explanation would be given in the next Directors’ Remuneration Report.

Malus and Clawback

Awards under the annual bonus and the Amended and Restated 2021 Stock Option and Incentive Plan made after the 2022 AGM are subject to malus and clawback provisions which permit the Committee, in its discretion, to reduce the size (including to zero) of any future bonus or share award granted to an Executive Director, to reduce the size (including to zero) of any granted but unvested share award. The circumstances in which the Company may apply the malus and clawback provisions are the discovery of a material misstatement of financial results, a miscalculation or error in assessing the performance condition applying to the award, or in the event of serious misconduct committed by the Executive Director.

In respect of cash bonus payments, the malus and clawback provisions apply for one year from the date of payment of the bonus (or, if later, the date of publication of the Company’s financial results for the year following the relevant year over which the bonus was earned).

In respect of share awards under the Amended and Restated 2021 Stock Option and Incentive Plan, malus and clawback provisions apply up until the first anniversary of the date on which the relevant award vests, although the Committee may extend this period for a further two years if there is an ongoing investigation into the circumstances of any event that, if determined to have occurred, would permit the Committee to operate the malus and clawback provisions.

Compensation Recovery Policy

On 26 October 2022, the U.S. Securities and Exchange Commission (“SEC”) adopted regulations (the “final rules”) implementing Section 10D of the Securities Exchange Act of 1934 (“Exchange Act”), which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. New Exchange Act Rule 10D-1 required U.S. national stock exchanges, including Nasdaq, to adopt new listing standards that will require listed companies to adopt and comply with policies that provide for the recovery of incentive-

based compensation received by current or former executive officers based on any misstated financial reporting measure if the company is required to prepare an accounting restatement. This so-called compensation recovery or “clawback” policy must provide for recovery of the amount of pre-tax incentive-based compensation received during the three-year period preceding the date the company is required to prepare the accounting restatement that exceeds the amount that would have been received based on the restated financial reporting measure, subject to very limited exceptions for instances in which recovery would be impracticable. For incentive-based compensation based on stock price or total shareholder return, which must be covered by the clawback policy, the amount of compensation to be recovered must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received. On 9 June 2023, the SEC approved, on an accelerated basis, the Nasdaq’s proposed listing standards implementing the SEC’s Dodd-Frank rules covering the recovery of erroneously awarded compensation. The listing standards became effective on 2 October 2023.

In October, 2023, in compliance with the rules issued by the SEC under the Exchange Act, and the Nasdaq Stock Market. the Company adopted a Compensation Recovery Policy which provides that if the Company makes compensation awards to executive officers and/or certain other senior employees of the Company (collectively, “Officers”) based on achievement of certain financial measures (e.g., revenue, stock price performance), and then later needs to restate its financial statements, then the Company is required to recover from such Officers the excess compensation that they would not have been entitled to if there had been no restatement. The Compensation Recovery Policy is administered by the Compensation Committee of the Company’s Board of Directors.

Committee Discretion

The Committee has discretion in several areas of the Remuneration Policy to ensure the efficient administration of the policy. This includes with regards to the operation and administration of the incentive arrangements in which directors participate, including the award and payment of any annual performance bonus and the grant and associated terms and conditions of any equity awards. Use of any discretion in relation to equity awards will be in accordance with the terms of the relevant plan and subject to any relevant legislation.

The Committee’s discretion applies to the following (amongst other matters):

•reviewing and recommending to the Board for approval the proposed compensation for the CEO and all other officers of the Company;

•selecting the individuals who will receive awards under the plans on an annual basis;

•determining the timing of grants of awards and/or payments;

•determining the quantum of awards and/or payments;

•determining the choice (and adjustment) of any performance measures and targets, vesting schedules, exercise prices (where applicable) and other award terms for each incentive plan;

•determining the extent of vesting, including for leavers;

•making the appropriate adjustments (including to any performance targets) required in certain circumstances, for instance for changes in capital structure;

•application of malus and clawback provisions;

•interpreting the plan rules where necessary; and

•undertaking the annual review of weighting of performance measures and setting targets for the annual bonus plan and other incentive schemes, where applicable, from year to year.

If an event occurs which results in the annual performance plan or the Plans (where performance conditions apply) performance conditions and/or targets being deemed unfair or impractical (e.g. material acquisition or divestment), the Committee will have the ability to amend, relax or waive (and/or recommend such alterations to the Board for approval) measures and/or targets and alter weightings.

The Committee reserves the right to make any compensation payments and/or payments for loss of office (including exercising any discretions available to it in connection with such payments) notwithstanding that they are not in line with the Remuneration Policy where the terms of the payment were agreed (i) before the Company’s first shareholder-approved Policy came into effect; or (ii) at a time when the relevant individual was not a Director of the Company and, in the opinion of the Committee, the payment was not in consideration for the individual becoming a Director of the Company. For these purposes “payments” includes the Committee satisfying awards of variable compensation and, in relation to an equity award, the terms of the payment are “agreed” at the time the award is granted.

The Committee may make minor amendments to the Remuneration Policy (for regulatory, exchange control, tax or administrative purposes or to take account of a change in legislation) without obtaining shareholder approval.

Employment conditions

The Committee is regularly updated throughout the year on pay and conditions applying to Company employees. Where significant changes are proposed to employment conditions, these are highlighted for the attention of the Committee at an early stage.

Whilst the Committee does not currently consult directly with employees regarding its policy for directors, the Committee is considering the best method of bringing the employee voice to the boardroom.

Policy for the remuneration of employees and consideration of employment conditions elsewhere in the Company

The Company aims to provide all employees with a remuneration package that is competitive and which is appropriate to promote the long-term success of the Company, while not paying more than is necessary. Generally, all employees will receive a base salary, benefits, a discretionary bonus subject to performance and equity awards. In respect of the Executive Director and other members of the senior management team, the compensation package is more heavily weighted towards variable pay and a greater proportion is delivered in equity. The Plans, in which all of the Company’s employees can participate, were introduced to align employee and shareholder interests.

The Committee does not formally consult with employees when determining Executive Director compensation.

Illustration of application of the Policy

The following chart provides an illustration, for the Chief Executive Officer, of the application of the Policy for the year ending 31 December 2024. The chart shows the split of remuneration between fixed pay, the annual performance bonus and equity awards on the basis of minimum remuneration, remuneration receivable for performance in line with Company expectations and maximum remuneration. The CEO’s target bonus for 2024 was 60% of base salary, which is less than that shown in the illustration of the policy below.

	Fixed pay	Annual performance bonus	Equity awards
Minimum performance	•Base salary as at 1 January 2024 for the CEO was $652,050.	No bonus	No equity award
On Target performance	•Pension/Retirement benefits (being participation in the Company’s 401k plan which includes a match of 4% of compensation, up to the IRS limitations for 2024).	Cash bonus equal to 60% of base salary
Maximum performance	•Benefits (being the annualised cost of private medical insurance in which Dr. Saha elected to participate effective 1 January 2024).	Cash bonus equal to 150% of base salary	Market value option grant ($0 intrinsic value) to be recommended by Compensation Committee and approved by Board.

Illustration of remuneration policy application

The Company only has one Executive Director, Dr. Saurabh Saha, and below provides his base case, expected, and maximum remuneration with respect to the period ending 31 December 2025. Dr. Saha will only receive market value options in 2025 as is assumed in this illustration which have an intrinsic value of $0 and are therefore not included in the chart and there is no illustration of share price appreciate on equity award value. The assumptions used in the calculations are set out below:

Chief Executive Officer
Base Salary	$685,000
Private Medical Benefits	$36,160
Pension	$14,000
Base Case(i)	$735,160
On Target Bonus(ii)	$411,000
On Target Case(iii)	$1,146,160
Maximum Bonus(iv)	$1,370,000
Maximum Case(v)	$2,105,160

i.Minimum (i): this illustration assumes fixed remuneration, as set out above, representing base salary plus employer paid private medical insurance plus employer pension contributions. This illustration assumes no annual bonus.

ii.On Target Bonus (ii): On target bonus for Dr. Saha in this illustration is assumed to be at 60% of base salary, being $411,000 for the period. Please note that Dr. Saha’s actual target bonus for 2025 is 60% of base salary.

iii.On Target Case (iii): this illustration assumes the Minimum remuneration as set out above plus On Target Bonus.

iv.Maximum Bonus (iv): Maximum bonus for Dr. Saha in this illustration is assumed to be at 200% of base salary, being $1,370,000 for the period. Please note that Dr Saha’s maximum bonus opportunity for 2025 is 120% of base salary.

v.Maximum Case (v): this illustration assumes the minimum case remuneration set out above, plus the maximum annual bonus of 200% of minimum salary, being $2,105,160 for the period.

Illustration of Remuneration Policy - CEO
(Amounts in USD)
2,200,000
2,000,000
1,800,000
1,600,000
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
200,000
0
Minimum
On Target
Maximum

Approach to compensation on recruitment

When hiring a new Executive Director, the Committee will typically align the compensation package with the Remuneration Policy taking into account the skills, experience and country of residence of the relevant individual as well as broader considerations such as market competitiveness. The Committee may however include other elements of compensation, as described below, which it considers appropriate.

Base salary will be set at a level appropriate to the role and the experience of the Executive Director being appointed. This may include agreement on future increases, in line with increased experience and/or responsibilities, subject to satisfactory performance, where it is considered appropriate. Benefits, including retirement benefits, will be provided in line with the Remuneration Policy and to reflect the local market. Where an Executive Director is required to relocate in order to take up the position, relocation benefits may be provided.

The maximum annual performance bonus will be in line with the approach outlined in the Remuneration Policy. Any equity award will be granted at the discretion of the Committee and in line with the Remuneration Policy.

The maximum level of variable compensation that may be awarded on an ongoing basis to a new Executive Director (including the annual performance bonus and any equity awards) would be determined by the Committee on appointment. This would not include any amounts paid in relation to replacement awards or recruitment awards, which would be determined at the discretion of the Committee.

Where a position is filled internally, any ongoing compensation obligations or outstanding variable compensation will continue to be honoured in accordance with their terms.

Compensation for a newly appointed Non-Executive Director will be in line with the Remuneration Policy. In terms of equity awards, the Initial Grant will be made upon their election to the Board.

Service contracts and policy on payments for loss of office

Service contracts and letters of appointment, as applicable, are available for inspection at the Company’s registered office.

Executive Directors

Executive Directors typically have employment agreements under which, other than by termination in accordance with the terms of the agreements, employment continues indefinitely. Dr. Saurabh Saha is the only Executive Director, and details of his employment agreement are set out in the table below. Dr. Saha is located in the US and in line with market practice has entered into an at-will employment agreement that does not have a notice period.

Executive Director	Position	Effective Date of most recent employment agreement	Notice period
Dr. Saurabh Saha	Chief Executive Officer	30 March 2022	None

The Company is unequivocally against rewards for failure; the circumstances of any departure, including the individual’s performance, would be taken into account in every case. At-will employment agreements may be terminated summarily without notice. Where applicable, statutory redundancy payments may be made.

Treatment of compensation, including variable compensation and equity awards, on termination of employment, without cause, would be as set out below.

Element of Pay / Benefit	Termination outside of the 12-month period following a sale event (as defined in the Centessa Pharmaceuticals PLC 2021 Stock Option and Incentive Plan)	Termination within the 12-month period following a sale event (as defined in the Centessa Pharmaceuticals PLC 2021 Stock Option and Incentive Plan)
Base salary	A lump sum payment equal to 12 months’ base salary payable	A lump sum payment equal to 18 months’ base salary payable
Benefits

Payment of the employer portion of COBRA (continuation of private medical insurance) premiums until the earliest of (A) the first anniversary of his date of termination, (B) the expiration of his eligibility for the continuation coverage under COBRA or (C) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment

Payment of the employer portion of COBRA premiums until the earliest of (A) the 18-month anniversary of his date of termination, (B) the expiration of his eligibility for the continuation coverage under COBRA or (C) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment

Element of Pay / Benefit	Termination outside of the 12-month period following a sale event (as defined in the Centessa Pharmaceuticals PLC 2021 Stock Option and Incentive Plan)	Termination within the 12-month period following a sale event (as defined in the Centessa Pharmaceuticals PLC 2021 Stock Option and Incentive Plan)
Annual performance bonus

Payment of any bonus will be determined by the Committee taking into account the terms of the relevant employment agreement. Payment will also consider the circumstances of the relevant individual’s departure and contribution to the business during the relevant financial year as well as their time in role.

150% of target bonus
Equity awards

Awards treated in accordance with plan rules and terms of specific grant agreements. Unless otherwise determined by the Committee, unvested equity awards lapse on the date of termination of employment/service relationship

100% acceleration of equity awards granted on or after 1 February 2022 that are subject solely to time-based vesting (awards granted prior to 1 February 2022 will continue in accordance with their terms)

Non-Executive Directors

Under our articles of association, our Board is divided into three classes (Class I, Class II and Class III), with members of each class serving staggered three-year terms (the “Initial Period”). In the event of termination, the Chair and Non-Executive Directors are only entitled to fees accrued to the date of termination together with reimbursement of expenses properly incurred before that date.

Non-Executive Director	Commencement Date	Unexpired tenure as at the 2024 Annual General Meeting
Francesco De Rubertis, Ph.D. (Class III Director)	20 November 2020	Two years. Term will expire at the 2027 Annual General Meeting.
Arjun Goyal, M.D., M.Phil, M.B.A (Class I Director)	29 January 2021	None. Term will expire at the 2025 Annual General Meeting to be held in June 2025, though Dr. Goyal will stand for re-election at such time.
Mary Lynne Hedley, Ph.D.* (Class III Director)	26 January 2021	Two years. Term will expire at the 2027 Annual General Meeting.
Mathias Hukkelhoven, Ph.D.* (Class II Director)	1 July 2022	One year. Term will expire at the 2026 Annual General Meeting.
Samarth Kulkarni, Ph.D.* (Class I Director)	3 February 2021	None. Term will expire at the 2025 Annual General Meeting to be held in June 2025, though Dr. Kulkarni will stand for re-election at such time.
Carol Stuckley, M.B.A.* (Class II Director)	17 May 2021	One year. Term will expire at the 2026 Annual General Meeting.
Brett Zbar, M.D. (Class II Director)	29 January 2021	One year. Term will expire at the 2026 Annual General Meeting.

*Engaged under a Non-Executive Director appointment letter.

On termination of appointment, a Non-Executive Director will not be entitled to any compensation for loss of office.

Equity awards to Non-Executive Directors vest subject to continued service as a director. Therefore, on termination of appointment, any unvested equity awards granted to a Non-Executive Director would lapse. The exercise period for any vested but unexercised options would be reduced, unless otherwise determined, to twelve months from the date of cessation of office.

Non-Executive Directors’ letters of appointment, as applicable, are available for inspection at the Company’s registered office during normal business hours and will be available for inspection at the AGM.

Change of control

In the event of a change of control all outstanding equity awards may vest on an accelerated basis. Alternatively, awards may be exchanged for equivalent awards over shares in another company.

Annual Report on Remuneration

This part of the report has been prepared in accordance with Part 3 of The Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013 and section 420 of the Companies Act 2006. The Annual Report on Remuneration and the Annual Statement by the Chair of the Compensation Committee will be put to an advisory shareholder vote at the AGM to be held on 20 June 2025.

Remuneration Committee

The remuneration of the Executive Directors and the Chair is determined by the Committee.

The members of the Committee during 2024 were all Non-Executive Directors. Brett Zbar chaired the Committee and Sam Kulkarni and Arjun Goyal were members of the Committee throughout 2024.

No conflicts of interest have arisen during the period and none of the members of the Committee has any personal financial interest in the matters discussed, other than as shareholders of the Company. Brett Zbar is the Managing Director and Global Head of Life Sciences for General Atlantic and acts as its representative on the Board of Centessa. The fees of the Non-Executive Directors are approved by the Board on the recommendation of the Committee.

During the period, the Committee met four times formally. Details of attendees are as below.

Meetings Attendance

Attendance
Brett Zbar	5 of 5
Arjun Goyal	5 of 5
Samarth Kulkarni	5 of 5

The CEO, General Counsel, CFO and Chief People Officer are invited to attend meetings where appropriate. No individual is present when matters relating to their own remuneration are discussed.

Advisors to the Remuneration Committee

During the period, the Remuneration Committee received advice from the executive compensation practice of Aon plc. (“Aon”). Aon was appointed by the Remuneration Committee and was selected based on its qualifications and experience as a compensation consultant. Aon advises the Committee on all aspects of director and senior executive remuneration. Since the IPO, Aon has assisted with the drafting of the Remuneration Policy and has updated the Committee on US and UK remuneration reporting and corporate governance best practice. In relation to work carried out in 2024, fees charged by Aon for advice provided to the Committee relating to the directors’ remuneration amounted to $83,150 (2023: $100,5501 ). The Committee evaluates the support provided by Aon annually and is content that it does not have any connections with the Group that may impair its independence.

1 Fees charged in respect of advisory services relating to the directors’ remuneration only.

Activities of the Remuneration Committee

The Committee’s principal function is to develop and implement compensation policies and plans that ensure the attraction and retention of key management personnel, the motivation of management to achieve the Company’s corporate goals and strategies, and the alignment of the interests of management with the long-term interests of the Company’s shareholders. In overseeing the Company’s overall compensation structure and the remuneration policy, and in constructing the remuneration arrangements for Executive Directors and senior employees, the Board, advised by the Committee, aims to provide remuneration packages that are competitive and designed to attract, retain and motivate Executive Directors and senior employees of the highest caliber.

The Committee is responsible for and considered, where applicable, during the period:

•evaluating the efficacy of the Company’s remuneration policy and strategy;

•reviewing and making recommendations to the Board regarding remuneration to be paid to the Company’s executive officers, including setting the executive remuneration policy;

•reviewing and making recommendations to the Board regarding remuneration for non-executive members of the Board, including the approval of the director remuneration policy;

•agreeing the design of all share incentive plans;

•preparing any report on executive remuneration required by the rules and regulations of the U.S. Securities and Exchange Commission, The Nasdaq Stock Market LLC and as required under English law;

•reviewing, evaluating, and approving change-of-control protections, corporate performance goals and objectives, and other compensatory arrangements of the executive officers and other senior management and adjusting remuneration, as appropriate;

•evaluating and approving remuneration plans and programs and establishing equity remuneration policies;

•reviewing remuneration practices and trends to assess the adequacy and competitiveness of the executive remuneration programs as compared to industry peers, and determining the appropriate levels and types of remuneration to be paid;

•reviewing and approving remuneration arrangements for any executive officer involving any subsidiary, special purpose or similar entity, with consideration of the potential for conflicts of interest; and

•reviewing the Company’s practices and policies of employee remuneration as they relate to risk management and risk-taking incentives.

The Committee is formally constituted and operates pursuant to a written charter, which is available on Centessa’s website, https://investors.centessa.com.

The information provided in this part of the Directors’ Remuneration Report is subject to audit:

Single total figure of remuneration of each Director (Audited)

The Company was incorporated in October 2020 but did not have any employees or make any payments to directors until 2021. Dr. Saha, Executive Director and Chief Executive Officer, did not receive any compensation for his service as a director. The total remuneration of the individual Directors who served during the 12-month period ending 31 December 2024 is shown below, along with the comparative 12 months ended 31 December 2023.

	Period	Base Salary and fees earned	Pension (i)	Total Fixed	Annual Bonus (ii)	Long-Term Incentive Plan (iii)	Total variable	Total
		US $	US $	US $	US $	US $	US $	US $
Saurabh Saha MD, PhD	2024	669,982	13,800	683,782	545,219	—	545,219	1,229,001
	2023	652,050	13,200	665,250	376,559	—	376,559	1,401,809
Francesco De Rubertis, PhD (iv)	2024	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—
Arjun Goyal, MD, MPhil, MBA	2024	57,500	—	57,500	—	—	—	57,500
	2023	57,500	—	57,500	—	—	—	57,500
Brett Zbar, MD	2024	55,000	—	55,000	—	—	—	55,000
	2023	55,000	—	55,000	—	—	—	55,000
Mary Lynne Hedley PhD	2024	50,000	—	50,000	—	—	—	50,000
	2023	50,000	—	50,000	—	—	—	50,000
Samarth Kulkarni PhD	2024	52,500	—	52,500	—	—	—	52,500
	2023	52,500	—	52,500	—	—	—	52,500
Carol Stuckley MBA	2024	60,000	—	60,000	—	—	—	60,000
	2023	60,000	—	60,000	—	—	—	60,000
Mathias Hukkelhoven PhD	2024	45,000	—	45,000	—	—	—	45,000
	2023	45,000	—	45,000	—	—	—	45,000

(i)The Company offers a defined contribution retirement plan with an employer matching contribution in which Dr. Saha is entitled to participate. He received employer 401k match contribution of $13,800 in 2024 and $13,200 in 2023.

(ii)The amount reported represents a discretionary bonus earned by Dr. Saha for the fiscal period ended 31 December 2024 of 135% of target based upon his achievement of goals as determined by the Compensation Committee.

(iii)All annual equity awards are market value stock options and the exercise price was set at the share price at the date of grant and therefore the cash equivalent value for these options are nil. Vesting of these stock options is linked to continued employment or service at the time and awards are not subject to performance conditions.

(iv)Dr. De Rubertis waived his director compensation and entitlement to receive equity awards in 2024.

Long-term incentive awards (Audited)

During 2024, the Executive Director and Non-Executive Directors were awarded options to subscribe for the ordinary shares under the Company’s 2021 Plan (“Options”). Options granted to the Executive Director and Non-Executive Directors have an exercise price equal to the market price on the date of grant and are subject to service conditions. There are no performance conditions associated with regards to the Options. In addition, during 2023, the Executive Director was awarded Restricted Stock Units (“RSUs”). Details of the Options and RSUs are noted in the table below:

Individual	Period		Award Date	Exercise price($)	Granted during the period	Face value at Date of Grant	Vesting End Date	Expiry Date
Saurabh Saha MD, PhD (i)	2024	(a)	1/2/2024	$8.01	576,800	$4,620,168	1/2/2028	1/2/2034
	2024	(b)	1/2/2024	N/A	144,200	$1,155,042	1/2/2028	N/A
	2023	(a)	1/2/2023	$3.85	315,000	$1,212,750	1/2/2027	1/2/2033
	2023	(b)	1/2/2023	N/A	211,400	$813,890	1/2/2027	N/A
Francesco De Rubertis, PhD (ii)	2024		—	—	—	—	—	—
	2023		—	—	—	—	—	—
Arjun Goyal, MD, MPhil, MBA (iii)	2024		25/6/2024	$8.89	48,000	$426,720	25/6/2025	25/6/2034
	2023		22/6/2023	$6.35	48,000	$304,800	22/6/2024	22/6/2033
Brett Zbar, MD (iii)	2024		25/6/2024	$8.89	48,000	$426,720	25/6/2025	25/6/2034
	2023		22/6/2023	$6.35	48,000	$304,800	22/6/2024	22/6/2033
Mary Lynne Hedley, PhD(iii)	2024		25/6/2024	$8.89	48,000	$426,720	25/6/2025	25/6/2034
	2023		22/6/2023	$6.35	48,000	$304,800	22/6/2024	22/6/2033
Samarth Kulkarni, PhD (iii)	2024		25/6/2024	$8.89	48,000	$426,720	25/6/2025	25/6/2034
	2023		22/6/2023	$6.35	48,000	$304,800	22/6/2024	22/6/2033
Carol Stuckley, MBA (iii)	2024		25/6/2024	$8.89	48,000	$426,720	25/6/2025	25/6/2034
	2023		22/6/2023	$6.35	48,000	$304,800	22/6/2024	22/6/2033
Mathias Hukkelhoven, PhD (iii)	2024		25/6/2024	$8.89	48,000	$426,720	25/6/2025	25/6/2034
	2023		22/6/2023	$6.35	48,000	$304,800	22/6/2024	22/6/2033

The Options vest as follows:

(i)In 2024, Dr. Saha was awarded (a) 576,800 options as part of the Company’s annual grant cycle to employees, and (b) 144,200 restricted stock units (RSUs). In 2023, Dr. Saha was awarded (a) 315,000 options as part of the Company’s annual grant cycle to employees, and (b) 211,400 restricted stock units (RSUs). Options awarded to Dr. Saha in 2024 and 2023 vest in 48 equal monthly installments and RSUs awarded to Dr. Saha in 2024 and 2023 vest in four equal annual installments., in each case subject to his continued service through the applicable vesting date. In addition, the shares underlying these options are subject to the potential acceleration provisions upon certain change of control events.

(ii)Dr. De Rubertis waived his entitlement to equity awards in 2024 and 2023.

(iii)Options awarded to Options awarded to Dr. Hedley, Dr. Kulkarni, Dr. Zbar, Ms. Stuckley, Dr. Hukkelhoven and Dr Goyal in 2024 and 2023 vest in 12 equal monthly installments from the grant date, in each case subject to the respective directors’ continued service through the applicable vesting date. In addition, the shares underlying these options are subject to the potential acceleration provisions upon certain change of control events.

Directors’ Shareholding and Share Interests (Audited)

The share interests of each Director at 31 December 2024 (together with interests held by his or her connected persons) are set out in the table below. There is no requirement for any director to hold shares.

As a direct link between executive remuneration and the interests of shareholders, the Committee has implemented shareholding guidelines for Executive Directors in 2022. The guidelines require that Executive Directors build up and maintain an interest in the ordinary shares of the Company that is 200% of their salary within five years from the later of the introduction of the guidelines or appointment.

		Share Options
	Beneficially owned shares at 31 December 2024	Total share options at 31 December 2024	Unvested without performance conditions	Vested but unexercised	Exercised
Saurabh Saha, MD, PhD (i)	219,648	5,511,285	932,872	4,578,413	300,000
Francesco De Rubertis, PhD	—	—	—	—	—
Arjun Goyal, MD, MPhil, MBA	—	208,570	48,000	160,570	—
Brett Zbar, MD	—	208,570	48,000	160,570	—
Mary Lynne Hedley, PhD	—	352,474	56,686	295,788	—
Samarth Kulkarni, PhD	—	352,474	56,686	295,788	—
Carol Stuckley, MBA	—	352,474	69,715	282,759	—
Mathias Hukkelhoven, PhD	—	192,000	66,667	125,333	—

(i)Beneficially owned shares consists of (i) 181,648 ordinary shares held by Dr. Saha, (ii) 38,000 ordinary shares held by a trust, for which Dr. Saha and his spouse serve as trustees.

External Directorships

The Board believes that it may be beneficial to the Company for Executive Directors to hold certain roles outside the Company, provided that the Company’s business takes priority. Any such appointments are subject to the prior written consent of the Board and the director may retain any fees received. In April 2022, Dr. Saha was appointed a director of Scorpion Therapeutics, Inc., (Scorpion) and continued to serve on the Scorpion board until the acquisition of Scorpion by Eli Lilly & Company in January 2025. In May 2023, Dr. Saha was appointed a director of Clarivate plc.

Payments to past directors (Audited)

There were no payments made to past Directors during the year ending 31 December 2024.

Payments for loss of office (Audited)

There were no payments made to Directors for Loss of Office during the year ending 31 December 2024.

Total Shareholder Return

The graph below shows the Company’s performance, measured by total shareholder return, for the Company’s American Depositary Shares (“ADSs”), which are listed on Nasdaq and each representing one of the Company’s ordinary shares against the Nasdaq Composite Index (Nasdaq: CMPS vs NBI). The Nasdaq Biotech Index has been selected for this comparison because the Company has been admitted to trading on the Nasdaq exchange and it is considered to be the most suitable comparator index. The total cumulative stockholder return on the ADSs below includes data from 1 January 2022, through 31 December 2024, assuming an initial investment of $100 on 31 December 2021.

_________________

Chief Executive Officer (‘CEO’) remuneration

The CEO’s total cash compensation for the period ended 31 December 2024 was $1,229,001. The CEO’s total non-cash compensation was $4,335,333 comprising grant of $3,180,291 options1 and $1,155,042 of restricted stock units. The CEO’s total combined cash and non-cash compensation was $5,564,334.

¹Grant value based on the fair value of grants under the Black-Scholes model

CEO Remuneration Table (USD in 000’s)	2021	2022	2023	2024
Total Remuneration	987	958	1,042	1,228
Annual Bonus (% of maximum)	45%	33%	37%	53%
Awards vesting (% of maximum)	73%	53%	12%	17%

The amount shown represents the percentage of the options that actually vested during the period expressed as a percentage of the maximum number of options that could have vested during the period. There were no performance conditions linked to these equity – based awards, other than service obligations, and therefore, all options that could have vested during the period have vested.

Annual percentage change in remuneration of directors and employees

The Committee and the Board considered the average increases being awarded to employees below the level of Executive Management in the UK and US. After due consideration of performance, it was agreed that it was appropriate to award increases broadly in line with the wider workforce to the CEO (Executive Director) to ensure the competitiveness of his remuneration could be maintained. There was no change to the remuneration of the Non-Executive Directors.

	2022 (ii) vs 2023			2023 vs 2024
	Salary	Benefits	Bonus	Salary	Benefits	Bonus
CEO	5.00%	3.00%	16.05%	3.00%	0.00%	44.00%
Wider workforce(i)	5.46%	4.18%	24.93%	4.00%	0.00%	41.00%

(i)Based on the average increase budget for employees below the level of Executive Management in the UK and the US.

(ii) The Company was formed in January 2021.

Annual Bonus

No changes were made to the annual bonus target percentage in respect of the period ending 31 December 2024. However, the annual bonus target percentage for the CEO was increased to 60% following the recommendation of Aon effective from bonus period commencing 1 January 2024. An award of 135% of the target was granted to the CEO and the bonus funding for the wider workforce was approved as 135% of target

Benefits

No changes.

Relative Importance of Spend on Pay

The Committee considers the Company’s research and development expenditure relative to salary expenditure for all employees to be the most appropriate metric for assessing overall spend on pay due to the nature and stage of the Company’s business. The Company does not have a history of making any dividend distributions and does not intend to make any distributions in the near future. The graph below illustrates the total salary payable to all employees in comparison to research and development expenditures for the period 1 January 2024 through 31 December 2024 compared to the prior year.

Statement of shareholder votes on remuneration matters: 2024 AGM

Matter	Total Votes Cast	Votes in favour (%)	Votes against (%)	Votes withheld (%)
Remuneration report	89,230,112	76,660,977 (85.91%)	37,139 (0.04%)	12,531,996 (14.04%)

Statement of implementation of remuneration policy in 2025

There have been no significant changes in the way that the remuneration policy will be implemented in the 2025 financial year compared to how it was implemented in the 2024 financial year. There have been no deviations from the procedure for the implementation of the remuneration policy set out in that policy.

Executive Director Remuneration Annual base salary and benefits

The percentage salary increase for the CEO effective as of 1 January 2025 was lower (2%) than the range of salary increase provided to Company employees on the whole for 2025 of 4%. Dr. Saha’s base salary for 2025 is $685,000. Dr. Saha is eligible for the same benefits (such as private health insurance and retirement plan contribution) as provided to all employees in the jurisdiction in which he resides. Matching pension contributions for 2024 are up to 4% of compensation, subject to tax limitations.

Bonus

Dr. Saha will be entitled to a target bonus of 60% of base salary in 2025. The bonus will be paid in cash and is subject to the achievement of a number of operational and strategic objectives determined by the Committee and recommended to the Board. Company specific targets are commercially sensitive and therefore are not disclosed in advance. However, full details of the targets and performance against them will be disclosed when they are no longer considered commercially sensitive.

Long-term Incentive Plan

In February 2025, the CEO was granted 900,000 share options in the Company at a strike price of $16.90 per share, based on the NASDAQ closing price on the grant date. The share options will expire 10 years from the date of grant. The share options vest monthly over a 4-year period beginning 1 March 2025 and contain no performance conditions.

Non-Executive Director Remuneration

Fees

Each director who is not an employee will be paid cash compensation, as set forth below:

	Annual Retainer
Board of Directors:
Members	$40,000	*
Additional retainer for non-executive chair	$30,000
Audit Committee:
Members (other than chair)	$10,000
Retainer for chair	$20,000
Compensation Committee:
Members (other than chair)	$7,500
Retainer for chair	$15,000
Nominating and Corporate Governance Committee:
Members (other than chair)	$5,000
Retainer for chair	$10,000

*This amount will change to $42,500 effective from the AGM.

Long-term Incentive

The Committee will review and make recommendations to the Board as to the actual equity grant award levels for non-executive Directors each year taking into account any factors it deems relevant including, but not limited to, the responsibilities of the role and expected time commitment as well as appropriate market data and peer group comparisons.

For 2024, the Committee recommended to the Board, and the Board has established that upon initial election to our Board, each non-employee director will be granted an option to purchase up to 96,000 ordinary shares, or the Initial Grant. The Initial Grant will vest in 36 equal monthly installments over three years from the grant date, subject to continued service as a director through the applicable vesting date.

Furthermore, at the upcoming annual meeting of shareholders on 20 June 2025, each non-employee director who continues as a non-employee director following such meeting will be granted an option to purchase up to 48,000 ordinary shares, or the Annual Grant. The Annual Grant will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of shareholders, subject to continued service as a director through the applicable vesting date.

The grant date fair value of all equity awards and all other cash compensation paid by the Company to any non-employee director in any calendar year for services as a non-employee director shall not exceed $1,000,000.

We will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the board of directors and committees thereof.

STATEMENT OF DIRECTORS’ RESPONSIBILITIES IN RESPECT OF THE ANNUAL REPORT AND
THE FINANCIAL STATEMENTS

The directors are responsible for preparing the Annual Report and the Group and Parent Company financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare Group and Parent Company financial statements for each financial year. Under that law they have elected to prepare the Group financial statements in accordance with US GAAP and applicable law and they have elected to prepare the parent Company financial statements in accordance with UK accounting standards and applicable law, including FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland.

Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and parent Company and of the Group’s profit or loss for that period. In preparing each of the Group and parent Company financial statements, the directors are required to:

•select suitable accounting policies and then apply them consistently;

•make judgements and estimates that are reasonable, relevant and reliable and in respect of the Parent Company financial statements only, prudent;

•state whether applicable accounting principles generally accepted in the United States of America (US GAAP) have been followed for the Group financial statements and, United Kingdom Accounting Standards, comprising FRS 102, have been followed for the Parent Company financial statements, subject to any material departures disclosed and explained in the financial statements;

•assess the Group and Parent Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern; and

•use the going concern basis of accounting unless they either intend to liquidate the Group or the parent Company or to cease operations, or have no realistic alternative but to do so.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the parent Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Parent Company and enable them to ensure that its financial statements comply with the Companies Act 2006. They are responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error, and have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities.

Under applicable law and regulations, the directors are also responsible for preparing a Strategic Report, Directors’ Report and a Directors’ Remuneration Report that complies with that law and those regulations.

The directors are responsible for the maintenance and integrity of the corporate and financial information included on the Company’s website. Legislation in the UK governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF CENTESSA PHARMACEUTICALS PLC

1Our opinion is unmodified

We have audited the financial statements of Centessa Pharmaceuticals Plc (“the Company” or ‘the “Parent Company”) for the year ended 31 December 2024 which comprise the Consolidated Balance Sheets, Consolidated Statement of Operations and Comprehensive Loss, Consolidated Statement of Shareholders’ Equity, Consolidated Statements of Cash Flows, and the related notes included in Form 10-K including the accounting policies in note 2 to the consolidated financial statements. In addition, the financial statements include the Parent Company Balance Sheet, and Statement of Changes in Equity and the related notes, including the accounting policies in note 2 to the Parent Company financial statements and the notes on pages 78 and 79.

In our opinion:

•the financial statements give a true and fair view of the state of the Group’s and of the Parent Company’s affairs as at 31 December 2024 and of the Group’s loss for the year then ended;

•the Group financial statements have been properly prepared in accordance with U.S. generally accepted accounting principles;

•the Parent Company financial statements have been properly prepared in accordance with UK accounting standards, including FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland; and

•the financial statements have been prepared in accordance with the requirements of the Companies Act 2006.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (UK) (“ISAs (UK)”) and applicable law. Our responsibilities are described below. We have fulfilled our ethical responsibilities under, and are independent of the Group in accordance with, UK ethical requirements including the FRC Ethical Standard as applied to listed entities. We believe that the audit evidence we have obtained is a sufficient and appropriate basis for our opinion.

Overview
Materiality

Group Financial statements as a whole: $1.6 million, 0.64% of total expenses

(2023: $1.6 million, 0.85% of total expenses)

Parent Company’s Financial statement as a whole: $1.2 million, 0.34% of total assets

(2023: $1.3 million, 0.34% of total assets)

Key audit matters: Event Driven KAM Recurring KAM	vs 2023 Debt – Loan and Security Agreement Recoverability of Parent Company’s investment in subsidiaries

2Key audit matters: our assessment of risks of material misstatement

Key audit matters are those matters that, in our professional judgement, were of most significance in the audit of the financial statements and include the most significant assessed risks of material misstatement (whether or not due to fraud) identified by us, including those which had the greatest effect on: the overall audit strategy; the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed, in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. In arriving at our audit opinion above, the key audit matters, in decreasing order of audit significance, were as follows:

	The risk	Our Response
Debt – Loan and Security Agreement Long-term debt: 2024 - $108.9m (2023 - $75.7 m) Refer to page 139 of attached 10-K (note 5)

Low risk, high value

During the year, the Company entered into a new Loan and Security Agreement and received $110m against this loan. The term loan debt outstanding is presented as a long-term liability as of 31 December 2024 and the Group have determined the entire arrangement should be classified as, and measured at, amortised cost.

The Group has had to assess whether the $110m received is a freestanding financial instrument, and whether the agreement contains any embedded derivatives that should be accounted for separately.

The accounting treatment for the Loan and Security Agreement is not determined to be at a high risk of significant misstatement or subject to significant judgement. However, due to the materiality of this transaction in the context of the Group financial statements, we considered this to be the area which was the key focus of the overall Group audit in the current year.

Our procedures included:

We performed the tests below rather than seeking to rely on any of the Group’s controls because the nature of the balance is such that we would expect to obtain audit evidence primarily through the detailed procedures described.

Accounting analysis:

We assessed the conclusions reached by the Group in relation to the classification of the Loan and Security Agreement by considering the key terms and features of the contract and applying and interpreting the relevant accounting standards.

We assessed whether the financial instrument contained embedded derivatives by considering the key terms of the contract and assessing whether each feature met the definition of an embedded derivative and whether they should be accounted for separately.

Assessing transparency:

We have considered the adequacy of the disclosure of the accounting treatment in the financial statements.

Recoverability of Parent Company’s investment in subsidiaries

Carrying value of investment in subsidiaries: 2024 - $746 million
(2023 - $375 million)

Refer to page 49 of attached Parent Company financial statements (note 5)

Low risk, high value

The carrying amount of the Parent Company’s investment in subsidiaries represents 99% (2023 – 98%) of the Parent Company’s total assets.

Their recoverability is not at a high risk of significant misstatements or subject to significant judgement. However, due to their materiality in the context of the Parent Company financial statements, this is an area that was a key focus of our overall Parent Company audit.

Our procedures included:

We performed the tests below rather than seeking to rely on any of the Parent Company’s controls because the nature of the balance is such that we would expect to obtain audit evidence primarily through the detailed procedures described.

Test of detail:

We compared the aggregate of the net carrying amount of the investments to the recoverable amount (Market capitalisation adjusted with the net of outstanding debt and Cash and cash equivalents) as at 31 December 2024, which is an approximation of the minimum recoverable amount of the aggregation of the investments, to assess whether it was in excess of the aggregate carrying amount.

We also evaluated the Group’s assessment that no impairments should be reversed, considering external and internal indicators and our knowledge of the Group.

We continue to perform procedures over the debt-note purchase agreement. However, following the extinguishment of this debt in the year, we have not assessed this as one of the most significant risks in our current year audit and, therefore, it is not separately identified in our report this year.

3Our application of materiality and an overview of the scope of our audit

Materiality for the Group financial statements as a whole was set at $1.6 million (2023: $1.6 million), determined with reference to a benchmark of total Group expenses before tax, of $247 million (2023: $188 million). In setting Group materiality at planning we determined materiality using the forecast total expenses. Our materiality represents 0.65% (2023: 0.85%) of the final total expenses. We consider total expenses to be the most appropriate benchmark because the Group is still in its start – up phase. The benchmark used is consistent with that used in the prior year.

Materiality for the parent Company financial statements as a whole was set at $1.2m (2023: $1.3m), which is the component materiality for the parent Company we determined for the Group audit. This is lower than the materiality we would otherwise have determined with reference to the Parent Company total assets, of which it represents 0.16% (2023: 0.84%).

In line with our audit methodology, our procedures on individual account balances and disclosures were performed to a lower threshold, performance materiality, so as to reduce to an acceptable level the risk that individually immaterial misstatements in individual account balances add up to a material amount across the financial statements as a whole.

Performance materiality was set at 75% (2023: 75%) of materiality for the financial statements as a whole, which equates to $1.2 million (2023: $1.2 million) for the Group and $0.9 million (2023: $0.96 million) for the Parent Company. We applied this percentage in our determination of performance materiality because we did not identify any factors indicating an elevated level of risk.

We agreed to report to the Audit Committee any corrected or uncorrected identified misstatements exceeding $80k (2023: $80k) for the Group and $60k (2023: $64k) for the Parent Company, in addition to other identified misstatements that warranted reporting on qualitative grounds.

Overview of the scope of our audit

This year, we applied the revised group auditing standard in our audit of the consolidated financial statements. The revised standard changes how an auditor approaches the identification of components, and how the audit procedures are planned and executed across components.

In particular, the definition of a component has changed, shifting the focus from how the entity prepares financial information to how we, as the group auditor, plan to perform audit procedures to address group risks of material misstatement (“RMMs”). Similarly, the group auditor has an increased role in designing the audit procedures as well as making decisions on where these procedures are performed (centrally and/or at component level) and how these procedures are executed and supervised. As a result, we assess scoping and coverage in a different way and comparisons to prior period coverage figures are not meaningful. In this report we provide an indication of scope coverage on the new basis.

We performed risk assessment procedures to determine which of the Group’s components are likely to include risks of material misstatement to the Group financial statements and which procedures to perform at these components to address those risks.

In total, we identified 7 components, having considered our evaluation of the Group’s legal structure and the existence of common risk profile across entities and our ability to perform audit procedures centrally.

Of those, we identified 4 quantitatively significant components which contained the largest percentages of either total expenses or total assets of the Group, for which we performed audit procedures.

Accordingly, we performed audit procedures on 4 components, of which we involved a component auditor in performing the audit work on all components. We performed the audit of the Parent Company, on which we also involved the component auditor to perform audit work.

We set the component materialities, ranging from $0.9 million to $1.2 million, having regard to the mix of size and risk profile of the Group across the components. Our audit procedures covered 90% of the Group total expenses. We performed audit procedures in relation to components that accounted for 100% of the Group assets.

Group auditor oversight

As part of establishing the overall Group audit strategy and plan, we conducted the risk assessment and planning discussion meeting with the component auditor to discuss Group audit risks relevant to the components, including the key audit matter in respect of the accounting for the debt – Loan and Security Agreement.

Video and telephone conference meetings were also held with this component auditor. At these meetings, the results of the planning procedures and further audit procedures communicated to us were discussed in more detail, and any further work required by us was then performed by the component auditor.

We inspected the work performed by the component auditor for the purpose of the Group audit and evaluated the appropriateness of conclusions drawn from the audit evidence obtained and consistencies between communicated findings and work performed.

The scope of the audit was fully substantive as we did not rely upon the Group’s internal controls over financial reporting.

4Going concern

The directors have prepared the financial statements on the going concern basis as they do not intend to liquidate the Group or the Parent Company or to cease their operations, and as they have concluded that the Group’s and the Parent Company’s financial position means that this is realistic. They have also concluded that there are no material uncertainties that could have cast significant doubt over their ability to continue as a going concern for at least a year from the date of approval of the financial statements (“the going concern period”).

We used our knowledge of the Group and the Parent Company, its industry, and the general economic environment to identify the inherent risks to its business model and analysed how those risks might affect the Group’s and Parent Company’s financial resources or ability to continue operations over the going concern period. The risk that we considered most likely to adversely affect the Group’s and Company’s available financial resources over this period is an increase in development activity expenses, including due to inflation.

We considered whether these risks could plausibly affect the liquidity in the going concern period by comparing severe but plausible downside scenarios that could arise from these risks individually and collectively against the level of available financial resources indicated by the Group’s financial forecasts.

We assessed the completeness of the going concern disclosure in note 2.3 to the financial statements.

Our conclusions based on this work:

•we consider that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate;

•we have not identified, and concur with the directors’ assessment that there is not, a material uncertainty related to events or conditions that, individually or collectively, may cast significant doubt on the Group’s or Parent Company’s ability to continue as a going concern for the going concern period; and

•we found the going concern disclosure in note 2.3 to be acceptable.

However, as we cannot predict all future events or conditions and as subsequent events may result in outcomes that are inconsistent with judgements that were reasonable at the time they were made, the above conclusions are not a guarantee that the Group or the Parent Company will continue in operation.

5Fraud and breaches of laws and regulations – ability to detect

Identifying and responding to risks of material misstatement due to fraud

To identify risks of material misstatement due to fraud (“fraud risks”) we assessed events or conditions that could indicate an incentive or pressure to commit fraud or provide an opportunity to commit fraud. Our risk assessment procedures included:

•Enquiring of directors, the audit committee, and inspection of policy documentation as to the Group’s high-level policies and procedures to prevent and detect fraud as well as whether they have knowledge of any actual, suspected or alleged fraud.

•Reading board of directors, audit committee and remuneration committee meeting minutes.

•Considering remuneration incentive schemes and performance targets of management personnel and directors.

•Using analytical procedures to identify any unusual or unexpected relationships.

We communicated identified fraud risks throughout the audit team and remained alert to any indications of fraud throughout the audit. This included communication from the Group auditor to the component auditor of relevant fraud risks identified at the Group level and requesting the component auditor perform procedures at the component level to report to the Group auditor any identified fraud risk factors or identified or suspected instances of fraud.

As required by auditing standards, and taking into account our overall knowledge of the control environment, we perform procedures to address the risk of management override of controls, in particular the risk that Group management may be in a position to make inappropriate accounting entries and the risk of bias in accounting estimates and judgements such as those used in determination of yield on the debt-note valuation. On this audit we do not believe there is a fraud risk related to revenue recognition because the Group is in the pre-commercialisation stage and no revenues are earned from trading.

We did not identify any additional fraud risks.

In determining the audit procedures, we took into account the results of our evaluation and testing of the operating effectiveness of some of the Group-wide fraud risk management controls.

We also performed procedures including:

•Identifying journal entries to test at the Group level and for selected components based on risk criteria and comparing the identified entries to supporting documentation. These included entries posted to seldom used accounts, and entries with unexpected pairings to all cash, loan accounts and expense accounts.

•Evaluating the business purpose of significant unusual transactions, if any.

•Assessing whether the judgements made in making accounting estimates are indicative of a potential bias.

Identifying and responding to risks of material misstatement related to compliance with laws and regulations

We identified areas of laws and regulations that could reasonably be expected to have a material effect on the financial statements from our general commercial and sector experience, through discussion with the directors and other management (as required by auditing standards), and from inspection of the Group’s regulatory and legal correspondence and discussed with the directors and other management, the policies and procedures regarding compliance with laws and regulations.

We communicated identified laws and regulations throughout our team and remained alert to any indications of non-compliance throughout the audit.

The potential effect of these laws and regulations on the financial statements varies considerably.

Firstly, the Group is subject to laws and regulations that directly affect the financial statements including financial reporting legislation (including related companies legislation), distributable profits legislation, and taxation legislation, and we assessed the extent of compliance with these laws and regulations as part of our procedures on the related financial statement items.

Secondly, the Group is subject to many other laws and regulations where the consequences of non- compliance could have a material effect on amounts or disclosures in the financial statements, for instance through the imposition of fines or litigation or the loss of the Group’s license to operate.

We identified the following areas as those most likely to have such an effect: health and safety, anti- bribery, employment law, human medicines regulations and clinical trial legislation recognising the financial and regulated nature of the Group’s activities and its legal form. Auditing standards limit the required audit procedures to identify non-compliance with these laws and regulations to enquiry of the directors and other management and inspection of regulatory and legal correspondence, if any. Therefore, if a breach of operational regulations is not disclosed to us or evident from relevant correspondence, an audit will not detect that breach.

We discussed with the audit committee matters related to actual or suspected breaches of laws or regulations, for which disclosure is not necessary, and considered any implications for our audit.

Context of the ability of the audit to detect fraud or breaches of law or regulation

Owing to the inherent limitations of an audit, there is an unavoidable risk that we may not have detected some material misstatements in the financial statements, even though we have properly planned and performed our audit in accordance with auditing standards. For example, the further removed non-compliance with laws and regulations is from the events and transactions reflected in the financial statements, the less likely the inherently limited procedures required by auditing standards would identify it.

In addition, as with any audit, there remained a higher risk of non-detection of fraud, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal controls. Our audit procedures are designed to detect material misstatement. We are not responsible for preventing non-compliance or fraud and cannot be expected to detect non-compliance with all laws and regulations.

6We have nothing to report on the other information in the Annual Report

The directors are responsible for the other information presented in the Annual Report together with the financial statements. Our opinion on the financial statements does not cover the other information and, accordingly, we do not express an audit opinion or, except as explicitly stated below, any form of assurance conclusion thereon.

Our responsibility is to read the other information and, in doing so, consider whether, based on our financial statements audit work, the information therein is materially misstated or inconsistent with the financial statements or our audit knowledge. Based solely on that work we have not identified material misstatements in the other information.

Strategic report and directors’ report

Based solely on our work on the other information:

•we have not identified material misstatements in the strategic report and the directors’ report;

•in our opinion the information given in those reports for the financial year is consistent with the financial statements; and

•in our opinion those reports have been prepared in accordance with the Companies Act 2006.

Directors’ remuneration report

In our opinion the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006.

7We have nothing to report on the other matters on which we are required to report by exception

Under the Companies Act 2006, we are required to report to you if, in our opinion:

•adequate accounting records have not been kept by the Parent Company, or returns adequate for our audit have not been received from branches not visited by us; or

•the Parent Company financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns; or

•certain disclosures of directors’ remuneration specified by law are not made; or

•we have not received all the information and explanations we require for our audit. We have nothing to report in these respects.

8Respective responsibilities

Directors’ responsibilities

As explained more fully in their statement set out on page 44, the directors are responsible for: the preparation of the financial statements including being satisfied that they give a true and fair view; such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error; assessing the Group and parent Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern; and using the going concern basis of accounting unless they either intend to liquidate the Group or the Parent Company or to cease operations, or have no realistic alternative but to do so.

Auditor’s responsibilities

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue our opinion in an auditor’s report. Reasonable assurance is a high level of assurance but does not guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

A fuller description of our responsibilities is provided on the FRC’s website at www.frc.org.uk/auditorsresponsibilities.

9The purpose of our audit work and to whom we owe our responsibilities

This report is made solely to the Company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members, as a body, for our audit work, for this report, or for the opinions we have formed.

Richard Brooks

for and on behalf of KPMG LLP, Statutory Auditor

Chartered Accountants

2 Forbury Place,

33 Forbury Road

Reading

United Kingdom

RG1 3AD

Date : 28 May 2025

CENTESSA PHARMACEUTICALS
PLC REGISTERED NUMBER:
12973576

PARENT COMPANY BALANCE
SHEET AS AT 31 DECEMBER 2024

	Note		2024 $’000	2023 $’000
Fixed assets
Tangible assets	4		—		—
Investments	5		745,045		374,559
Total fixed assets			745,045		374,559

Current assets
Other current assets	6	910		2,247
Cash at bank and in hand		3,134		6,144
Gross current assets		4,044		8,391
Creditors: amounts falling due within one year	7	(450)		(1,416)
Net current assets			3,594		6,975
Total assets less current liabilities			748,639		381,534
Creditors: amounts falling due after more than one year	8		(110,072)		(75,700)
Net assets			638,567		305,834

Capital and reserves
Called up share capital	9		359		274
Share premium			766,485		401,774
Other reserve			78,525		78,525
Retained earnings			(206,802)		(174,739)
Total Shareholders Fund			638,567		305,834

The above parent company balance sheet should be read in conjunction with the accompanying notes.

The Company has elected to take the exemption under section 408 of the Companies Act of 2006 from presenting the company statement of comprehensive income. The Company loss for the year ended 31 December 2024 was $61,618,000 (2023: loss of $45,343,000).

The parent company financial statements were approved and authorised for issue by the board and were signed on its behalf on 23 May 2025.

Saurabh Saha, M.D., Ph.D.

Board Member and Chief Executive Officer

CENTESSA PHARMACEUTICALS PLC
REGISTERED NUMBER: 12973576

STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 31 DECEMBER 2024

	Called up share capital $’000	Share premium account $’000	Other reserves $’000	Retained earnings $’000	Total equity $’000
Balance as at 1 January 2023	265	383,007	78,525	(150,936)	310,861
Comprehensive income for the period
Loss for the period	—	—	—	(45,343)	(45,343)
Other comprehensive income for the period	—	—	—	—	—
Total comprehensive income for the period	—	—	—	(45,343)	(45,343)
Stock-based compensation expense	—	—	—	21,540	21,540
Shares issued during the period	9	18,767	—	—	18,776
Total transactions with owners	9	18,767	—	21,540	40,316
At 31 December 2023	274	401,774	78,525	(174,739)	305,834

Balance as at 1 January 2024	274	401,774	78,525	(174,739)	305,834
Comprehensive income for the period
Loss for the period	—	—	—	(61,618)	(61,618)
Other comprehensive income for the period	—	—	—	—	—
Total comprehensive income for the period	—	—	—	(61,618)	(61,618)
Stock-based compensation expense	—	—	—	29,555	29,555
Shares issued during the period	85	364,711	—	—	364,796
Total transactions with owners	85	364,711	—	29,555	394,351
At 31 December 2024	359	766,485	78,525	(206,802)	638,567

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2024

1.General information

Centessa Pharmaceuticals PLC (the “Company”) and its subsidiaries (the “Group” or “Centessa”) was formed in October 2020 with the purpose of bringing impactful new medicines to patients by combining the primary strengths of the asset-centric venture capital model with the benefits of diversification and scale typically attributed to traditional large R&D organizations. Medicxi formed Centessa with a view to ultimately acquiring several pre-revenue, development stage biotech companies, each of which was either controlled by and/or invested in by a fund affiliated with Medicxi or Index Ventures.

Centessa operates as a clinical-stage pharmaceutical company with a Research & Development (“R&D”) innovation engine that aims to discover, develop and ultimately deliver impactful medicines to patients. Centessa’s model seeks to minimize infrastructure investment and fixed costs by incorporating extensive outsourced resources into its research and development model to optimize deployment of funds for discovery and development. Centessa is led by a management team with extensive R&D experience from leading biotech and pharmaceutical companies. Centessa’s management team provides direct guidance to rapidly advance its programs from research through all stages of development through the integrated one-team structure of its operating model. The management team is also responsible for judicious capital and resource allocation decisions for discovery and development efforts across the portfolio and aims to expeditiously evaluate and potentially terminate programs when the data do not support advancing a program.

The Company is a public limited company limited by shares, incorporated pursuant to the laws of England and Wales. The registered office is 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT. These financial statements cover the year ended 31 December 2024. The comparative period covers the period from 1 January 2023 to 31 December 2023.

2.Accounting policies

2.1 Basis of preparation of financial statements

The financial statements have been prepared under the historical cost convention unless otherwise specified within these accounting policies and in accordance with Financial Reporting Standard 102, the Financial Reporting Standard applicable in the UK and the Republic of Ireland and the Companies Act 2006.

The preparation of financial statements in compliance with FRS 102 requires the use of certain critical accounting estimates. It also requires management to exercise judgement in applying the Company’s accounting policies (see note 3).

The following principal accounting policies have been applied:

2.2 Financial reporting standard 102 - reduced disclosure exemptions

Centessa Pharmaceuticals PLC (the Parent Company), is included in the consolidated financial statements and is considered to be a qualifying entity under FRS 102 paragraphs 1.8 to 1.12. The Company has taken advantage of the exemption of section 408 of the Companies Act from disclosing its individual profit and loss account.

The Company has taken advantage of the following disclosure exemptions in preparing these financial statements, as permitted by the FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland”:

•the requirements of Section 7 Statement of Cash Flows;

•the requirements of Section 3 Financial Statement Presentation paragraph 3.17(d);

•the requirements of Section 11 Financial Instruments paragraphs 11.42, 11.44 to 11.45, 11.47,11.48(a)(iii), 11.48(a)(iv), 11.48(b) and 11.48(c)

•the requirements of Section 12 Other Financial Instruments paragraphs 12.26 to 12.27,12.29(a), 12.29(b) and 12.29A;

•the requirements of Section 26 Share-based Payment paragraphs 26.18(b), 26.19 to 26.21 and 26.23;

•the requirements of Section 29 Income Tax;

•the requirements of Section 33 Related Party Disclosures paragraph 33.7.

2.3 Going concern

Notwithstanding a loss for the period ended 31 December 2024 of $61.6m (2023: loss of $45.3m) and $235.8m (2023: Loss of $151.1m) of the Company and the Group respectively and negative cash outflows from operating activities of $142.1m (2023: $160.3m) of the Group, the financial statements have been prepared on a going concern basis which the directors consider to be appropriate for the following reasons.

The Company reported Cash and cash equivalents of $3.1m (2023: $6.1m) and net current assets of $3.6m (2023: $7.0m) as at 31 December 2024. The Group reported Cash and cash equivalents and short-term investments of $482.2m (2023: $256.6m) and net current assets of $478.4m as at 31 December 2024 (2023: $275.7m).

Since inception, the Group has devoted substantially all of its resources to acquiring and developing product and technology rights, conducting research and development in its discovery and enabling stages, in its clinical and preclinical trials and raising capital. The Group and the Company have incurred recurring losses and negative cash flows from operations since inception and has funded operations primarily through the sale and issuance of its common stock and convertible preferred stock. The Group and the Company expect to continue to incur significant expenses, increasing operating losses and negative cash outflows for the foreseeable future in connection with ongoing development activities related to its portfolio of programs.

The Directors have reviewed the cash flow forecasts of the Group for the twelve months subsequent to the date of approval of these financial statements (the going concern assessment period). Based on this assessment, the Directors have concluded that the Group will be able to meet its liabilities as they fall due throughout the going concern assessment period and there would be no restrictions in the Group reallocating funds to the Parent Company, if required.

Accordingly, the financial statements have been prepared on a basis that assumes the Group and the Company will continue as a going concern and which contemplates the realisation of assets and settlement of liabilities and commitments as they fall due in the ordinary course of business for at least 12 months from the date of approval of the financial statements.

2.4 Foreign currency translation

Functional and presentation currency

The Company’s functional and presentational currency is USD.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the spot exchange rates at the dates of the transactions.

At each period end foreign currency monetary items are translated using the closing rate. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and non-monetary items measured at fair value are measured using the exchange rate when fair value was determined.

Foreign exchange gains and losses resulting from the settlement of transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss except when deferred in other comprehensive income as qualifying cash flow hedges.

Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the Profit and loss account within ‘finance income or costs’. All other foreign exchange gains and losses are presented in profit or loss within ‘other operating income.

2.5 Share based payments

The grant date fair value of share-based payments awards granted to employees is recognised as an employee expense, with a corresponding increase in equity, over the period in which the employees become unconditionally entitled to the awards. Where awards are made to employees of subsidiaries of the company, the charge for share-based payments has been recognised as an increase in cost of investment in subsidiaries, adjusted for recharges to the Parent Company for services rendered to the Parent Company by employees of the subsidiary. Awards made by the company typically include graded vesting and where this is the case they have been treated as concurrent awards, such that the charge is ‘front loaded’ in the parent company accounts. The fair value of the awards granted is measured based on using an option valuation model, taking into account the terms and conditions upon which the awards were granted. The amount recognised is adjusted to reflect the actual number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognised as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date. During the year, service conditions on options granted to certain employees were modified. The modification was considered non beneficial to employees and therefore not accounted for as a modification. This did not result in any change to the fair value of these options.

The financial effect of awards by the Parent Company of share options and other equity-based awards to the employees of subsidiary undertakings are recognised by the Parent Company in its individual financial statements. In particular, the Parent Company initially records a debit to the investment value of the subsidiary holding entity with a corresponding credit to the retained earnings as Stock-based compensation expense within the Statement of Changes in Equity. The expense associated with the subsidiary’s equity-based awards is recognised in profit and loss for the subsidiary undertakings and recharged to the Company for employees who render services to the Company. A share-based payments expense of $7,655k (2023: $12,423k) was recharged to the Company by its subsidiaries in the year to 31 December 2024.

For full share-based payments disclosures, please refer to p.144 of the attached Form 10-K in the consolidated financial statements presented with these Parent Company financial statements.

2.6 Tangible fixed assets

Tangible fixed assets under the cost model are stated at historical cost less accumulated depreciation and any accumulated impairment losses. Historical cost includes expenditure that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Depreciation is charged so as to allocate the cost of assets less their residual value over their estimated useful lives, using the straight-line method.

Depreciation is provided on the following basis:

•Computer equipment      3 years

The assets’ residual values, useful lives and depreciation methods are reviewed, and adjusted prospectively if appropriate, or if there is an indication of a significant change since the last reporting date.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised in profit or loss.

2.7 Valuation of investments

Investments in subsidiaries are measured at cost less accumulated impairment. Additions to Investments in subsidiaries are as a result of capital contributions in subsidiaries and accounting treatment of share based payments (see Note 2.5).

2.8 Debtors

Short term debtors are measured at transaction price, less any impairment. Loans receivable are measured initially at fair value, net of transaction costs, and are measured subsequently at amortised cost using the effective interest method, less any impairment.

2.9 Cash at bank and in hand

Cash is represented by cash in hand and deposits with financial institutions repayable without penalty on notice of not more than 24 hours.

2.10  Creditors

Short-term creditors are measured at the transaction price. Other financial liabilities, including bank loans, are measured initially at fair value, net of transaction costs, and are measured subsequently at amortised cost using the effective interest method.

2.11 Taxation

Tax on the profit or loss for the period comprises current and deferred tax. Tax is recognised in the profit and loss account except to the extent that it relates to items recognised directly in equity, in which case it is recognised directly in equity. Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. Deferred tax is provided in full on timing differences, which result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in financial statements.

Deferred tax assets are recognised only to the extent that it is probably that future taxable profit will be available against which temporary differences can be utilised. Deferred tax assets and liabilities are not discounted.

The company has carried forward tax losses of $63,702,534 (2023: $54,169,612). No deferred tax asset has been recognised in respect of these losses due to uncertainty around the timing of generation of future profits.

3.Judgements in applying accounting policies and key sources of estimation uncertainty

The preparation of financial statements in conformity with FRS 102 requires the use of accounting estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements.

Although these estimates are based on management’s best knowledge of current events and actions, actual results ultimately may differ from those estimates. FRS 102 requires management to exercise judgement in the process of applying the accounting policies.

Significant areas that require management’s estimates for the Group include share-based compensation assumptions and the note purchase agreement. For more details, please refer to note 2 summary of Significant Accounting policies, use of estimates on p.129 of the attached Form 10-K in the consolidated financial statements.

Investment in subsidiaries

At each reporting date management performs an assessment as to whether there is any indication the valuation of investments in subsidiaries held by the Company may be impaired. The valuation of investments in subsidiaries are primarily derived from publicly available information, being the market capitalisation of the Group, as at the year end date, given that the future value of the Group is expected to be generated from the products and treatments which are being developed by the subsidiary companies. The impairment indicators are assessed at the Cash Generating Unit (CGU) level. All investments form part of the same CGU as investments within the CGU do not generate cash inflows that are largely independent from cash inflows from other assets within the CGU and the Company views and manages its business as one segment. On the balance sheet date, where the market capitalisation of the Group as a whole falls below the carrying value of the investment, management will perform a fair value less cost to sell calculation and then consider whether an impairment of the investment is required, and if so, will write down the cost of the investment to its recoverable amount, with an associated impairment charge recognised in the Parent Company profit and loss account. In the event the Group’s market capitalisation subsequently increases and the reasons for any impairment loss have ceased to apply, an impairment loss may be reversed in a subsequent period in the Parent Company profit and loss account, to the extent that the carrying value would have been determined had no impairment loss been recognised for the investment in prior periods.

4.Tangible fixed assets

US$’000
Cost or valuation
As at 31 December 2023	3
Additions	—
Disposals	—
As at 31 December 2024	3

Accumulated depreciation
As at 31 December 2023	3
Additions	—
Disposals	—
As at 31 December 2024	3

Net book value as at 31 December 2023	—
Net book value as at 31 December 2024	—

5.Investments

Investments in subsidiary undertakings

Total US$’000
Cost
At beginning of the year	938,854
Additions	378,141
Share-based payments recharge	(7,655)
Disposals	—
At end of year	1,309,340

Provision for impairment
At beginning of the year	564,295
provided in year	—
At end of year	564,295

Net Book Value
At 31 December 2024	745,045
At 31 December 2023	374,559

Subsidiary undertakings

The following were direct subsidiary undertakings of the Company:

Name	Principle Business Activity	Registered office	Class of shares	Holding
Centessa Pharmaceuticals Holdings Inc.	Corporate Services	One Federal Street, 38th Floor, Boston, MA, USA	Ordinary	100%

Name	Principle Business Activity	Registered office	Class of shares	Holding
Centessa Pharmaceuticals (UK) Limited	Corporate Services & Research and Development	3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT	Ordinary	100%

The following were indirect subsidiary undertakings of the Company:

Name	Principle Business Activity	Registered office	Class of shares	Holding
Z Factor Limited	Research & Development	3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT	Ordinary	100%
ApcinteX Limited	Research & Development	3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT	Ordinary	100%
Centessa Pharmaceuticals LLC	Corporate Services	One Federal Street, 38th Floor, Boston, MA, USA	Ordinary	100%
Centessa Biosciences Inc formerly known as Palladio Biosciences Inc	Research & Development	5 Walnut Grove Drive, Suite 120, Horsham, PA 19044	Ordinary	100%

As stated in accounting policy note 2.7, Investments in subsidiaries are measured at cost less accumulated impairment. The carrying amount of investments has been compared with their recoverable amount at the end of the period. The recoverable amount of investments has been determined by proxy to the market capitalization of the Group at 31 December 2024, with no indicators of impairment.

In the year ended 31 December 2022, the recoverable amount determined on the same basis was $91.5m, requiring an impairment of $311.7m against the 2021 carrying value of $405.0m. The impairment required was $564.3m when compared to the value of investments which would have prevailed at the end of 31 December 2022 of $655.8m, following intercompany and share based compensation transactions in the period.

As noted in the 10-K disclosures, the trading price of our ADSs is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition, the stock market in general, and the market for biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our ADSs, regardless of our actual operating performance. Given these factors, no impairment reversal has been booked in the period to 31 December 2024. The impairment of investments in subsidiaries for UK GAAP purposes, or reversal thereof, has no impact on the consolidated results as presented in the 10-K.

6.Other Current Assets

	2024 US $’000	2023 US $’000
Debtors (including £Nil (2023: £499k) due after one year)	56	602
Prepayments	854	1,645
Total	910	2,247

7.Creditors: Amounts falling due within one year

	2024 US $’000	2023 US $’000
Accruals	385	580
Other creditors	65	836
Total	450	1,416

8.Creditors: Amounts falling due after more than one year

	2024 US $’000	2023 US $’000
Long Term debt	—	75,700
Amounts owed to group undertakings	110,072	—
Total	110,072	75,700

Amounts owed to group undertakings are repayable by 1 December 2029, or 1 December 2030 in the event of an extension, and interest accrues at a floating rate that is subject to a floor of 8.43% per annum and ceiling of 10.65% per annum.

Further information regarding the contingent consideration and long-term debt can be found in Note 5, respectively, of the Annual Report on form 10-K.

9.Share capital

Authorised, allotted, called up and fully paid	2024 US $’000	2023 US $’000
132,718,451 Ordinary shares of £0.002 each	359	274

On 11/01/2024 the company issued 2,637 Ordinary shares of £0.002 per share which were allotted for cash consideration of £16,509 in aggregate ($21,041).

On 25/01/2024 the company issued 1,250,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £7,874,000 in aggregate ($9,680,149).

On 26/01/2024 the company issued 55,275 Ordinary shares of £0.002 per share which were allotted for cash consideration of £253,726 in aggregate ($322,441).

On 01/02/2024 the company issued 116,557 Ordinary shares of £0.002 per share which were allotted for cash consideration of £233 in aggregate ($296).

On 09/04/2024 the company issued 1,263 Ordinary shares of £0.002 per share which were allotted for cash consideration of £3,842 in aggregate ($4,871).

On 23/02/2024 the company issued 900 Ordinary shares of £0.002 per share which were allotted for cash consideration of £2,733 in aggregate ($3,461).

On 23/02/2024 the company issued 1,196 Ordinary shares of £0.002 per share which were allotted for cash consideration of £8,991 in aggregate ($11,386).

On 29/02/2024 the company issued 6,622 Ordinary shares of £0.002 per share which were allotted for cash consideration of £20,154 in aggregate ($25,520).

On 29/02/2024 the company issued 2,928 Ordinary shares of £0.002 per share which were allotted for cash consideration of £10,416 in aggregate ($13,189).

On 29/02/2024 the company issued 800 Ordinary shares of £0.002 per share which were allotted for cash consideration of £6,027 in aggregate ($7,632).

On 08/03/2024 the company issued 30,732 Ordinary shares of £0.002 per share which were allotted for cash consideration of £139,326 in aggregate ($178,561).

On 15/03/2024 the company issued 185 Ordinary shares of £0.002 per share which were allotted for cash consideration of £559 in aggregate ($713).

On 15/03/2024 the company issued 394 Ordinary shares of £0.002 per share which were allotted for cash consideration of £2,947 in aggregate ($3,756).

On 21/03/2024 the company issued 5,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £23,050 in aggregate ($29,380).

On 25/03/2024 the company issued 6,165 Ordinary shares of £0.002 per share which were allotted for cash consideration of £46,461 in aggregate ($58,619).

On 28/03/2024 the company issued 7,024 Ordinary shares of £0.002 per share which were allotted for cash consideration of £32,472 in aggregate ($40,969).

On 02/04/2024 the company issued 104,978 Ordinary shares of £0.002 per share which were allotted for cash consideration of £210 in aggregate ($264).

On 02/04/2024 the company issued 19,990 Ordinary shares of £0.002 per share which were allotted for cash consideration of £61,238 in aggregate ($77,019).

On 02/04/2024 the company issued 25,010 Ordinary shares of £0.002 per share which were allotted for cash consideration of £79,801 in aggregate ($100,366).

On 02/04/2024 the company issued 12,976 Ordinary shares of £0.002 per share which were allotted for cash consideration of £60,298 in aggregate ($75,837).

On 04/04/2024 the company issued 1,263 Ordinary shares of £0.002 per share which were allotted for cash consideration of £3,838 in aggregate ($4,852).

On 04/04/2024 the company issued 1,325 Ordinary shares of £0.002 per share which were allotted for cash consideration of £5,408 in aggregate ($6,835),

On 11/04/2024 the company issued 4,008 Ordinary shares of £0.002 per share which were allotted for cash consideration of £11,206 in aggregate ($14,069).

On 11/04/2024 the company issued 1,602 Ordinary shares of £0.002 per share which were allotted for cash consideration of £4,927 in aggregate ($6,186).

On 11/04/2024 the company issued 154 Ordinary shares of £0.002 per share which were allotted for cash consideration of £985 in aggregate ($1,237).

On 18/04/2024 the company issued 7,575 Ordinary shares of £0.002 per share which were allotted for cash consideration of £23,436 in aggregate ($29,150).

On 25/04/2024 the company issued 100,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £469,711 in aggregate ($587,562).

On 26/04/2024 the company issued 10,810,810 Ordinary shares of £0.002 per share which were allotted for cash consideration of £80,239,994 in aggregate ($93,498,131).

On 02/05/2024 the company issued 18,381 Ordinary shares of £0.002 per share which were allotted for cash consideration of £37 in aggregate ($46).

On 03/05/2024 the company issued 1,579,444 Ordinary shares of £0.002 per share which were allotted for cash consideration of £11,645,517 in aggregate ($13,716,484).

On 17/05/2024 the company issued 840 Ordinary shares of £0.002 per share which were allotted for cash consideration of £2,542 in aggregate ($3,221).

On 17/05/2024 the company issued 300 Ordinary shares of £0.002 per share which were allotted for cash consideration of £910 in aggregate ($1,153).

On 24/06/2024 the company issued 4,667 Ordinary shares of £0.002 per share which were allotted for cash consideration of £14,162 in aggregate ($17,962).

On 24/06/2024 the company issued 1,700 Ordinary shares of £0.002 per share which were allotted for cash consideration of £6,271 in aggregate ($7,953).

On 24/06/2024 the company issued 1,117 Ordinary shares of £0.002 per share which were allotted for cash consideration of £7,052 in aggregate ($8,944).

On 26/06/2024 the company issued 1,425 Ordinary shares of £0.002 per share which were allotted for cash consideration of £5,283 in aggregate ($6,668).

On 30/06/2024 the company issued 104,627 Ordinary shares of £0.002 per share which were allotted for cash consideration of £209 in aggregate ($265).

On 01/07/2024 the company issued 8,664 Ordinary shares of £0.002 per share which were allotted for cash consideration of £17 in aggregate ($22).

On 01/07/2024 the company issued 1,250 Ordinary shares of £0.002 per share which were allotted for cash consideration of £3,805 in aggregate ($4,812).

On 01/07/2024 the company issued 1,117 Ordinary shares of £0.002 per share which were allotted for cash consideration of £7,075 in aggregate ($8,946).

On 10/07/2024 the company issued 19,125 Ordinary shares of £0.002 per share which were allotted for cash consideration of £131,024 in aggregate ($168,405).

On 24/07/2024 the company issued 30,728 Ordinary shares of £0.002 per share which were allotted for cash consideration of £138,913 in aggregate ($179,198).

On 24/07/2024 the company issued 4,272 Ordinary shares of £0.002 per share which were allotted for cash consideration of £19,328 in aggregate ($24,933).

On 25/07/2024 the company issued 717 Ordinary shares of £0.002 per share which were allotted for cash consideration of £2,144 in aggregate ($2,756).

On 25/07/2024 the company issued 3,542 Ordinary shares of £0.002 per share which were allotted for cash consideration of £10,615 in aggregate ($13,647).

On 25/07/2024 the company issued 2,333 Ordinary shares of £0.002 per share which were allotted for cash consideration of £7,373 in aggregate ($9,479).

On 25/07/2024 the company issued 254 Ordinary shares of £0.002 per share which were allotted for cash consideration of £1,580 in aggregate ($2,031).

On 25/07/2024 the company issued 2,217 Ordinary shares of £0.002 per share which were allotted for cash consideration of £16,408 in aggregate ($21,096).

On 25/07/2024 the company issued 8,750 Ordinary shares of £0.002 per share which were allotted for cash consideration of £64,875 in aggregate ($83,410).

On 01/08/2024 the company issued 17,345 Ordinary shares of £0.002 per share which were allotted for cash consideration of £35 in aggregate ($44).

On 07/08/2024 the company issued 208 Ordinary shares of £0.002 per share which were allotted for cash consideration of £630 in aggregate ($798).

On 07/08/2024 the company issued 117 Ordinary shares of £0.002 per share which were allotted for cash consideration of £373 in aggregate ($473).

On 07/08/2024 the company issued 563 Ordinary shares of £0.002 per share which were allotted for cash consideration of £3.545 in aggregate ($4.495).

On 07/08/2024 the company issued 1,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £6,832 in aggregate ($8,663).

On 19/08/2024 the company issued 3,205 Ordinary shares of £0.002 per share which were allotted for cash consideration of £9,501 in aggregate ($12,342).

On 19/08/2024 the company issued 1,396 Ordinary shares of £0.002 per share which were allotted for cash consideration of £8,610 in aggregate ($11,185).

On 19/08/2024 the company issued 750 Ordinary shares of £0.002 per share which were allotted for cash consideration of £5,013 in aggregate ($6,512).

On 19/08/2024 the company issued 5,939 Ordinary shares of £0.002 per share which were allotted for cash consideration of £43,078 in aggregate ($55,958).

On 19/08/2024 the company issued 5790 Ordinary shares of £0.002 per share which were allotted for cash consideration of £42,488 in aggregate ($55,191).

On 20/08/2024 the company issued 100 Ordinary shares of £0.002 per share which were allotted for cash consideration of £295 in aggregate ($385).

On 20/08/2024 the company issued 1,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £6,661 in aggregate ($8,683).

On 23/08/2024 the company issued 3,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £10,327 in aggregate ($13,526).

On 27/08/2024 the company issued 200 Ordinary shares of £0.002 per share which were allotted for cash consideration of £582 in aggregate ($771).

On 27/08/2024 the company issued 117 Ordinary shares of £0.002 per share which were allotted for cash consideration of £359 in aggregate ($476).

On 27/08/2024 the company issued 1,875 Ordinary shares of £0.002 per share which were allotted for cash consideration of £11,348 in aggregate ($15,045).

On 27/08/2024 the company issued 2,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £13,117 in aggregate ($17,391).

On 27/08/2024 the company issued 15,005 Ordinary shares of £0.002 per share which were allotted for cash consideration of £106,802 in aggregate ($141,598).

On 27/08/2024 the company issued 4,688 Ordinary shares of £0.002 per share which were allotted for cash consideration of £33,758 in aggregate ($44,756).

On 29/08/2024 the company issued 500 Ordinary shares of £0.002 per share which were allotted for cash consideration of £1,463 in aggregate ($1,926).

On 29/08/2024 the company issued 500 Ordinary shares of £0.002 per share which were allotted for cash consideration of £3,299 in aggregate ($4,343).

On 05/09/2024 the company issued 10,620 Ordinary shares of £0.002 per share which were allotted for cash consideration of £76,031 in aggregate ($100,186).

On 09/09/2024 the company issued 800 Ordinary shares of £0.002 per share which were allotted for cash consideration of £2,355 in aggregate ($3,078).

On 09/09/2024 the company issued 800 Ordinary shares of £0.002 per share which were allotted for cash consideration of £5,309 in aggregate ($6,940).

On 10/09/2024 the company issued 225 Ordinary shares of £0.002 per share which were allotted for cash consideration of £663 in aggregate ($868).

On 10/09/2024 the company issued 5,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £17,386 in aggregate ($22,741).

On 10/09/2024 the company issued 233 Ordinary shares of £0.002 per share which were allotted for cash consideration of £1,549 in aggregate ($2,026).

On 13/09/2024 the company issued 230,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £1,021,101 in aggregate ($1,340,909).

On 16/09/2024 the company issued 15,254,237 Ordinary shares of £0.002 per share which were allotted for cash consideration of £170,459,996 in aggregate ($210,980,724).

On 16/09/2024 the company issued 2,288,135 Ordinary shares of £0.002 per share which were allotted for cash consideration of £25,592,618 in aggregate ($31,724,994).

On 20/09/2024 the company issued 5,542 Ordinary shares of £0.002 per share which were allotted for cash consideration of £15,981 in aggregate ($21,226).

On 20/09/2024 the company issued 27,757 Ordinary shares of £0.002 per share which were allotted for cash consideration of £80,469 in aggregate ($106,879).

On 20/09/2024 the company issued 5,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £15,017 in aggregate ($19,946).

On 20/09/2024 the company issued 10,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £30,195 in aggregate ($40,105).

On 20/09/2024 the company issued 154,988 Ordinary shares of £0.002 per share which were allotted for cash consideration of £525,177 in aggregate ($697,540).

On 20/09/2024 the company issued 5,658 Ordinary shares of £0.002 per share which were allotted for cash consideration of £20,638 in aggregate ($27,412).

On 20/09/2024 the company issued 9,607 Ordinary shares of £0.002 per share which were allotted for cash consideration of £37,400 in aggregate ($49,675).

On 20/09/2024 the company issued 27,485 Ordinary shares of £0.002 per share which were allotted for cash consideration of £120,866 in aggregate ($160,534).

On 20/09/2024 the company issued 2,917 Ordinary shares of £0.002 per share which were allotted for cash consideration of £17,501 in aggregate ($23,244).

On 20/09/2024 the company issued 13,829 Ordinary shares of £0.002 per share which were allotted for cash consideration of £83,410 in aggregate ($110,785).

On 20/09/2024 the company issued 39,576 Ordinary shares of £0.002 per share which were allotted for cash consideration of £279,232 in aggregate ($370,875).

On 20/09/2024 the company issued 10,269 Ordinary shares of £0.002 per share which were allotted for cash consideration of £73,300 in aggregate ($97,357).

On 20/09/2024 the company issued 1,550 Ordinary shares of £0.002 per share which were allotted for cash consideration of £11,123 in aggregate ($14,773).

On 20/09/2024 the company issued 8,456 Ordinary shares of £0.002 per share which were allotted for cash consideration of £69,796 in aggregate ($92,703).

On 27/09/2024 the company issued 104,617 Ordinary shares of £0.002 per share which were allotted for cash consideration of £209 in aggregate ($281).

On 27/09/2024 the company issued 10,822 Ordinary shares of £0.002 per share which were allotted for cash consideration of £31,065 in aggregate ($41,671).

On 27/09/2024 the company issued 737 Ordinary shares of £0.002 per share which were allotted for cash consideration of £2,135 in aggregate ($2,864).

On 27/09/2024 the company issued 417 Ordinary shares of £0.002 per share which were allotted for cash consideration of £1,225 in aggregate ($1,643).

On 27/09/2024 the company issued 5,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £14,949 in aggregate ($20,053).

On 27/09/2024 the company issued 233 Ordinary shares of £0.002 per share which were allotted for cash consideration of £7,22 in aggregate ($9,68).

On 27/09/2024 the company issued 5,177 Ordinary shares of £0.002 per share which were allotted for cash consideration of £17,524 in aggregate ($23,507).

On 27/09/2024 the company issued 2,050 Ordinary shares of £0.002 per share which were allotted for cash consideration of £7,038 in aggregate ($9,440).

On 27/09/2024 the company issued 1,954 Ordinary shares of £0.002 per share which were allotted for cash consideration of £11,778 in aggregate ($15,799).

On 27/09/2024 the company issued 2,300 Ordinary shares of £0.002 per share which were allotted for cash consideration of £14,055 in aggregate ($18,853).

On 27/09/2024 the company issued 18,550 Ordinary shares of £0.002 per share which were allotted for cash consideration of £120,052 in aggregate ($161,038).

On 27/09/2024 the company issued 17,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £119,448 in aggregate ($160,228).

On 27/09/2024 the company issued 1,250 Ordinary shares of £0.002 per share which were allotted for cash consideration of £8,983 in aggregate ($12,050).

On 27/09/2024 the company issued 312 Ordinary shares of £0.002 per share which were allotted for cash consideration of £2,268 in aggregate ($3,043).

On 04/10/2024 the company issued 600 Ordinary shares of £0.002 per share which were allotted for cash consideration of £1,762 in aggregate ($2,313),

On 04/10/2024 the company issued 667 Ordinary shares of £0.002 per share which were allotted for cash consideration of £4,074 in aggregate ($5,350).

On 04/10/2024 the company issued 2,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £14,367 in aggregate ($18,864).

On 04/10/2024 the company issued 900 Ordinary shares of £0.002 per share which were allotted for cash consideration of £6,541 in aggregate ($8,588).

On 07/10/2024 the company issued 11,436 Ordinary shares of £0.002 per share which were allotted for cash consideration of £33,664 in aggregate ($44,050).

On 07/10/2024 the company issued 28,646 Ordinary shares of £0.002 per share which were allotted for cash consideration of £97,905 in aggregate ($128,109).

On 07/10/2024 the company issued 2,392 Ordinary shares of £0.002 per share which were allotted for cash consideration of £8,230 in aggregate ($10,769).

On 07/10/2024 the company issued 7,813 Ordinary shares of £0.002 per share which were allotted for cash consideration of £47,850 in aggregate ($62,612).

On 07/10/2024 the company issued 4,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £26,609 in aggregate ($34,818).

On 14/10/2024 the company issued 5,561 Ordinary shares of £0.002 per share which were allotted for cash consideration of £16,396 in aggregate ($21,424).

On 14/10/2024 the company issued 2,175 Ordinary shares of £0.002 per share which were allotted for cash consideration of £13,342 in aggregate ($17,433).

On 14/10/2024 the company issued 43,419 Ordinary shares of £0.002 per share which were allotted for cash consideration of £313,218 in aggregate ($409,281).

On 14/10/2024 the company issued 833 Ordinary shares of £0.002 per share which were allotted for cash consideration of £6,079 in aggregate ($7,944).

On 15/10/2024 the company issued 4,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £11,761 in aggregate ($15,367).

On 16/10/2024 the company issued 2,062 Ordinary shares of £0.002 per share which were allotted for cash consideration of £6,102 in aggregate ($7,927).

On 16/10/2024 the company issued 1,575 Ordinary shares of £0.002 per share which were allotted for cash consideration of £7,071 in aggregate ($9,185).

On 16/10/2024 the company issued 1,100 Ordinary shares of £0.002 per share which were allotted for cash consideration of £6,773 in aggregate ($8,798).

On 16/10/2024 the company issued 790 Ordinary shares of £0.002 per share which were allotted for cash consideration of £5,787 in aggregate ($7,518).

On 18/10/2024 the company issued 6,972 Ordinary shares of £0.002 per share which were allotted for cash consideration of £31,234 in aggregate ($40,654).

On 01/11/2024 the company issued 16,653 Ordinary shares of £0.002 per share which were allotted for cash consideration of £33 in aggregate ($43).

On 15/11/2024 the company issued 32,023 Ordinary shares of £0.002 per share which were allotted for cash consideration of £147,162 in aggregate ($186,424).

On 14/11/2024 the company issued 4,500 Ordinary shares of £0.002 per share which were allotted for cash consideration of £13,633 in aggregate ($17,324).

On 14/11/2024 the company issued 1,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £4,422 in aggregate ($5,620).

On 14/11/2024 the company issued 3,192 Ordinary shares of £0.002 per share which were allotted for cash consideration of £14,669 in aggregate ($18,640).

On 14/11/2024 the company issued 2,650 Ordinary shares of £0.002 per share which were allotted for cash consideration of £16,703 in aggregate ($21,225).

On 14/11/2024 the company issued 38,608 Ordinary shares of £0.002 per share which were allotted for cash consideration of £289,527 in aggregate ($367,903).

On 21/11/2024 the company issued 50,314 Ordinary shares of £0.002 per share which were allotted for cash consideration of £153,534 in aggregate ($194,297).

On 21/11/2024 the company issued 46,250 Ordinary shares of £0.002 per share which were allotted for cash consideration of £171,558 in aggregate ($217,107).

On 21/11/2024 the company issued 43,750 Ordinary shares of £0.002 per share which were allotted for cash consideration of £194,881 in aggregate ($246,621).

On 21/11/2024 the company issued 13,659 Ordinary shares of £0.002 per share which were allotted for cash consideration of £86,717 in aggregate ($109,741).

On 21/11/2024 the company issued 3,511 Ordinary shares of £0.002 per share which were allotted for cash consideration of £16,369 in aggregate ($20,714).

On 25/11/2024 the company issued 1,671 Ordinary shares of £0.002 per share which were allotted for cash consideration of £7,775 in aggregate ($9,791).

On 27/11/2024 the company issued 10,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £30,369 in aggregate ($38,186).

On 27/11/2024 the company issued 299 Ordinary shares of £0.002 per share which were allotted for cash consideration of £1,377 in aggregate ($1,732).

On 27/11/2024 the company issued 18,750 Ordinary shares of £0.002 per share which were allotted for cash consideration of £118,468 in aggregate ($148,962).

On 27/11/2024 the company issued 69,021 Ordinary shares of £0.002 per share which were allotted for cash consideration of £518,849 in aggregate ($652,401).

On 02/12/2024 the company issued 2,403 Ordinary shares of £0.002 per share which were allotted for cash consideration of £7,326 in aggregate ($9,306).

On 02/12/2024 the company issued 6,563 Ordinary shares of £0.002 per share which were allotted for cash consideration of £21,101 in aggregate ($26,802).

On 02/12/2024 the company issued 1,013 Ordinary shares of £0.002 per share which were allotted for cash consideration of £6,426 in aggregate ($8,162).

On 06/12/2024 the company issued 10,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £31,859 in aggregate ($40,649).

On 10/12/2024 the company issued 87,496 Ordinary shares of £0.002 per share which were allotted for cash consideration of £401,168 in aggregate ($511,449).

On 12/12/2024 the company issued 5,649 Ordinary shares of £0.002 per share which were allotted for cash consideration of £17,140 in aggregate ($21,881).

On 12/12/2024 the company issued 1,250 Ordinary shares of £0.002 per share which were allotted for cash consideration of £4,610 in aggregate ($5,886).

On 12/12/2024 the company issued 312 Ordinary shares of £0.002 per share which were allotted for cash consideration of £1,970 in aggregate ($2,514).

On 13/12/2024 the company issued 18,304 Ordinary shares of £0.002 per share which were allotted for cash consideration of £50,784 in aggregate ($64,378).

On 13/12/2024 the company issued 3,280 Ordinary shares of £0.002 per share which were allotted for cash consideration of £10,010 in aggregate ($12,690).

On 13/12/2024 the company issued 5,168 Ordinary shares of £0.002 per share which were allotted for cash consideration of £23,925 in aggregate ($30,329).

On 13/12/2024 the company issued 4,167 Ordinary shares of £0.002 per share which were allotted for cash consideration of £26,458 in aggregate ($33,541).

On 17/12/2024 the company issued 5,876 Ordinary shares of £0.002 per share which were allotted for cash consideration of £17,799 in aggregate ($22,588).

On 18/12/2024 the company issued 28,571 Ordinary shares of £0.002 per share which were allotted for cash consideration of £78,789 in aggregate ($100,148).

On 18/12/2024 the company issued 50,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £221,400 in aggregate ($281,421).

On 19/12/2024 the company issued 10,624 Ordinary shares of £0.002 per share which were allotted for cash consideration of £32,591 in aggregate ($40,960).

On 20/12/2024 the company issued 17,813 Ordinary shares of £0.002 per share which were allotted for cash consideration of £54,686 in aggregate ($68,346).

On 20/12/2024 the company issued 6,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £27,941 in aggregate ($34,921).

On 24/12/2024 the company issued 20,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £40 in aggregate ($50).

On 24/12/2024 the company issued 2,395 Ordinary shares of £0.002 per share which were allotted for cash consideration of £7,331 in aggregate ($9,189).

On 24/12/2024 the company issued 10,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £30,704 in aggregate ($38,484).

On 24/12/2024 the company issued 6,158 Ordinary shares of £0.002 per share which were allotted for cash consideration of £27,957 in aggregate ($35,042).

On 24/12/2024 the company issued 2,083 Ordinary shares of £0.002 per share which were allotted for cash consideration of £13,266 in aggregate ($16,628).

On 24/12/2024 the company issued 35,646 Ordinary shares of £0.002 per share which were allotted for cash consideration of £270,101 in aggregate ($338,544).

On 02/01/2025 the company issued 6,000 Ordinary shares of £0.002 per share which were allotted for cash consideration of £28,316 in aggregate ($35,534).

On 02/01/2025 the company issued 82,769 Ordinary shares of £0.002 per share which were allotted for cash consideration of £166 in aggregate ($208).

On 31/12/2024 the company withheld 507,173 Ordinary shares towards withholding taxes on share-based compensation with a fair value of $6,075,917.

10.Share based payments

The total share-based payment expense and increase to cost of investment by the Company recognised in the period are as follows:

	2024 US $’000	2023 US $’000
Share based payment expense	7,655	12,423
Increase to cost of investments	21,900	9,117
Total	29,555	21,540

11.Related party transactions

The Company has taken advantage of the exemption under FRS 102 not to disclose related party transactions with other companies that are wholly owned within the Group.

12.Post balance sheet events

Post balance sheet events are disclosed in the Form 10-K in Part II, Item 8: Note 11 - Subsequent Event.

On February 14, 2025, Centessa Pharmaceuticals (UK) Limited (“Centessa”), a wholly-owned subsidiary of Centessa Pharmaceuticals plc (the “Company”), entered into a License Agreement (the “License Agreement”) with Genmab A/S (“Genmab”) pursuant to which Centessa granted to Genmab an exclusive worldwide license to leverage the Company’s proprietary LockBody platform to research products against up to three undisclosed targets during a multi-year research period, with option to take up to three exclusive commercial licenses for worldwide development and commercialization of products against each selected target. Genmab will be conducting all research and development activities under the License Agreement and the products may combine Centessa’s LockBody technology with Genmab’s proprietary antibody technologies. The LockBody technology platform is designed to improve the therapeutic index of therapies by allowing the conditional activation of potent cell killing mechanisms in diseased tissue, but not in non-diseased tissue.

Under the terms of the License Agreement, Centessa will receive an upfront payment of $15 million and option exercise fees potentially totaling up to an additional $15 million and is eligible to receive potential payouts of approximately $230 million in development, regulatory and sales milestones per product, as well as tiered royalties ranging in the mid single-digits on annual global net licensed product sales.

The License Agreement includes various representations, warranties, covenants, indemnities, and other customary provisions. Unless earlier terminated in accordance with its terms, the License Agreement will expire upon expiration of the last royalty term for the last licensed product. Genmab may terminate the License

Agreement or on a target-by-target basis for convenience upon specified time periods. On a target-by-target basis, if Genmab elects not to exercise its option for an exclusive commercial license for worldwide development and commercialization of products against the applicable target (a “Reserved Target”), then the License Agreement will automatically terminate with respect to such Reserved Target. Subject to the terms and specified exceptions set forth in the License Agreement, either party may terminate the License Agreement for the other party’s uncured material breach or insolvency upon a specified notice period.

13.Ultimate parent undertaking and controlling party

Centessa Pharmaceuticals PLC is the ultimate parent and controlling party of the Centessa Group of Companies. Copies of the consolidated financial statements may be obtained from the registered office at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT.

CERTAIN NOTE DISCLOSURES RELEVANT TO THE GROUP

Basis of Preparation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as permitted by Statutory Instrument 2015 No. 1675, The Accounting Standards (Prescribed Bodies) (United States of America and Japan) Regulations 2015, and Statutory Instrument 2023 No. 975, The Companies (Accounting Standards) (Amendment) Regulations 2023, and in accordance with the UK Companies Act 2006. The current reporting period represents the final year in which the Company is applying the exemption under these Statutory Instruments. Beginning with the next financial year, the consolidated financial statements will be prepared in accordance with UK GAAP.

UK Statutory Disclosure Requirements

(i)Monthly average number of people employed:

The monthly average number of persons employed by the Group during the year was:

	Group 2024 Number	Group 2023 Number
General & administrative	30	32
Research & development	48	47
Total employees	78	79

(ii)Employee costs:

	Group 2024 US $’000	Group 2023 US $’000
Salaries and bonuses	28,904	27,308
Pension contributions	739	609
Share-based compensation expense	33,546	29,392
Benefits	2,661	2,310
Social security cost	1,490	961
Total employee costs	67,340	60,580

Details of directors’ remuneration, including that of the Parent Company’s sole employee, are provided in the Directors’ Remuneration Report on pages 16 to 43. The aggregate of the amount of gains made by the directors on the exercise of share options during the period was $3,440,000 (2023: nil).

(iii)Auditor remuneration

During the period, the Group obtained the following services from the Group’s auditors and its associates:

	Group 2024 US $’000	Group 2023 US $’000
Audit fees	1,655	1,443
Audit-related fees	—	103
Other Fees	2	2
Total fees paid to the Group’s auditor	1,657	1,548

Audit fees for the fiscal years ended December 31, 2024 and 2023 include fees for the audit of the Company’s annual financial statements, the review of interim financial statements included in quarterly reports on Form 10-Q, and services normally provided by the independent auditor in connection with statutory and regulatory filings, such as statutory audits and services in connection with filings with the SEC. Audit-related fees for the fiscal year ended December 31, 2023 consist of professional services rendered in connection with the Company’s implementation of an Oracle system. All other fees for the fiscal years ended December 31, 2024 and 2023 consist of an annual license for the use of accounting research software.